Exhibit 10.1

EXECUTION VERSION

AMENDMENT AND RESTATEMENT AGREEMENT (this “Agreement”), dated as of May 30, 2024, to the Second Amended and Restated Credit Agreement, dated as of May 25, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”, and the Existing Credit Agreement as amended and restated by this Agreement, the “Third Amended and Restated Credit Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Third Amended and Restated Credit Agreement), among Peloton Interactive, Inc. (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Existing Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and the Third Amended and Restated Credit Agreement, the Borrower desires to (i) obtain the Initial Term Loans, (ii) obtain the Revolving Commitments and (iii) amend and restate the Existing Credit Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and the Third Amended and Restated Credit Agreement, (i) each Initial Term Lender party to this Agreement, severally and not jointly, is willing to provide its respective Initial Term Commitment and (ii) each Revolving Lender party to this Agreement, severally and not jointly, is willing to provide its respective Revolving Commitment; and

WHEREAS, each of JPMorgan Chase Bank, N.A. and Goldman Sachs Lending Partners LLC, will act as an Arranger with respect to the facilities under the Third Amended and Restated Credit Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENTS. On the Third Restatement Effective Date, the Existing Credit Agreement is hereby amended as follows:

(a) The Existing Credit Agreement is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

(b) The existing Schedules to the Existing Credit Agreement are hereby amended and restated in their entirety as set forth in Exhibit B hereto.

(c) The existing Exhibits to the Existing Credit Agreement are hereby amended and restated in their entirety as set forth in Exhibit C hereto.

SECTION 2. CONDITIONS PRECEDENT TO EFFECTIVENESS. This Agreement shall become effective on the Third Restatement Effective Date.

SECTION 3. REPRESENTATIONS AND WARRANTIES. In order to induce the Lenders to enter into this Agreement, each Loan Party hereby represents and warrants to the Lenders that as of the date hereof (a) this Agreement has been duly authorized by all necessary organizational actions and, if required, actions by equity holders of such Loan Party, (b) this Agreement has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (c) the representations and warranties of the Borrower set forth in the Third Amended and Restated Credit Agreement are true and correct in all material respects on and as of the date of this Agreement, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date and (ii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they are true and correct in all respects.

SECTION 4. CONTINUING EFFECT; NO NOVATION. Except as expressly amended, waived or modified hereby, the Loan Documents shall continue to be and shall remain in full force and effect in accordance with their respective terms. This Agreement shall not constitute an amendment, waiver or modification of any provision of any Loan Document not expressly referred to herein and shall not be construed as an amendment, waiver or modification of any action on the part of the Borrower or the other Loan Parties that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein, or be construed to indicate the willingness of the Administrative Agent or the Lenders to further amend, waive or modify any provision of any Loan Document amended, waived or modified hereby for any other period, circumstance or event. Except as expressly modified by this Agreement, Loan Documents are ratified and confirmed and are, and shall continue to be, in full force and effect in accordance with their respective terms. Except as expressly set forth herein, each Lender and the Administrative Agent reserves all of its rights, remedies, powers and privileges under the Existing Credit Agreement, the other Loan Documents, applicable law and/or equity. Any reference to the “Credit Agreement” in any Loan Document or any related documents shall be deemed to be a reference to the Existing Credit Agreement as amended and restated by this Agreement and the term “Loan Documents” in the Third Amended and Restated Credit Agreement and the other Loan Documents shall include this Agreement. Neither this Agreement nor the execution, delivery or effectiveness of this Agreement shall extinguish the obligations outstanding under the Existing Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith. Nothing implied in this Agreement, the Third Amended and Restated Credit Agreement, the Security Documents, the other Loan Documents or in any other document contemplated hereby or thereby shall be construed as a release or other discharge of any of Borrower or any other Loan Party from any of its obligations and liabilities as a “Borrower,” “Guarantor,” or “Loan Party,” under the Existing Credit Agreement or any other Loan Document. Each of the Existing Credit Agreement, the Security Documents and the other Loan Documents shall remain in full force and effect, until (as applicable) and except to any extent modified hereby or in connection herewith.

SECTION 5. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower, the other Loan Parties, the Administrative Agent, the other Agents and the Lenders, and each of their respective successors and permitted assigns, and shall not inure to the benefit of any third parties. The execution and delivery of this Agreement by any Lender prior to the Third Restatement Effective Date shall be binding upon its successors and permitted assigns and shall be effective as to any Loans or Commitments assigned to it after such execution and delivery.

SECTION 7. ENTIRE AGREEMENT. This Agreement, the Third Amended and Restated Credit Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any other Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Third Amended and Restated Credit Agreement or the other Loan Documents.

2

SECTION 8. LOAN DOCUMENT. This Agreement is a Loan Document and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Third Amended and Restated Credit Agreement.

SECTION 9. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any document to be signed in connection herewith and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), electronic deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. Without limiting the generality of the foregoing, each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 10. HEADINGS. Section headings used in this Agreement are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

[Remainder of page intentionally left blank; signature pages follow]

3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

PELOTON INTERACTIVE, INC., as the Borrower

By:	/s/ Elizabeth Coddington
Name: Elizabeth Coddington
Title: Chief Financial Officer

[Signature Page to Amendment and Restatement Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, a Revolving Lender, the Initial Term Lender and an Issuing Bank

By:	/s/ Shiv Kariwala
Name: Shiv Kariwala
Title: Authorized Officer

[Signature Page to Amendment and Restatement Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Revolving Lender and an Issuing Bank

By:	/s/ Dana Siconolfi
Name: Dana Siconolfi
Title: Authorized Signatory

[Signature Page to Amendment and Restatement Agreement]

EXHIBIT A

Third Amended and Restated Credit Agreement

[See attached]

EXECUTION VERSION

Exhibit A to Amendment and Restatement Agreement

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

May 30, 2024

among

PELOTON INTERACTIVE, INC.,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A. and GOLDMAN SACHS LENDING PARTNERS LLC,

as Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Schedule 1.01	—	Existing Letters of Credit
Schedule 2.01	—	Commitments
Schedule 3.06	—	Litigation and Environmental Matters
Schedule 3.10	—	Taxes
Schedule 3.13(a)	—	Subsidiaries
Schedule 3.13(b)	—	Immaterial Subsidiaries
Schedule 5.10(g)	—	Post-Closing Obligations
Schedule 6.01	—	Indebtedness
Schedule 6.02	—	Liens
Schedule 6.04	—	Investments
Schedule 6.06	—	Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	[Reserved]
Exhibit C	—	[Reserved]
Exhibit D	—	Form of Compliance Certificate

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 30, 2024, among PELOTON INTERACTIVE, INC., as Borrower, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“2026 Convertible Notes” means the Borrower’s 0.00% Convertible Senior Notes due 2026 issued in an aggregate principal amount of $1,000,000,000 on February 11, 2021.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Acknowledging Party” has the meaning set forth in Section 9.20.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means that certain Fee Letter, dated as of May 9, 2022, by and among the Borrower and the Administrative Agent.

“Agents” means the Administrative Agent and the Arrangers.

“Agreed Currency” means Dollars and any Alternative Currency.

“Agreement Currency” has the meaning set forth in Section 9.19.

“Agreement” means this Third Amended and Restated Credit Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“All-in Yield” shall mean, with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of fixed interest rate, margin, OID, upfront fees, index floors or otherwise, in each case payable by the Borrower generally to lenders; provided that OID and upfront fees shall be equated to the fixed interest rate or margin assuming a four year life to maturity, and shall not include arrangement fees, structuring fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment and similar fees (regardless of whether paid in whole or in part to the lenders) and any other fees not generally paid ratably to all lenders of such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ‘1/2 of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11 hereof), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, (x) with respect to the Revolving Facility, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement and (y) with respect to the Initial Term Facility, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” means Australian Dollars, Sterling, Euros, Canadian Dollars, New Taiwan Dollars, Yen and any additional currencies determined after the Third Restatement Effective Date by mutual agreement of the Borrower, the Revolving Lenders, Issuing Banks and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.

“Alternative Currency Effective Date” has the meaning set forth in Section 2.01(a).

“Alternative Currency Payment Office” of the Administrative Agent means, for each Alternative Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by notice to the Borrower and each Revolving Lender.

“Ancillary Document” has the meaning set forth in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.15(a).

“Applicable Class Percentage” means, with respect to any Lender of any Class, the percentage of the total Commitments of such Class represented by such Lender’s Commitment of such Class. If the Commitments of such Class have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments of such Class most recently in effect, giving effect to any assignments.

“Applicable Parties” has the meaning set forth in Section 8.13(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Premium” has the meaning set forth in Section 2.08(e).

“Applicable Rate” means (a) with respect to the Initial Term Loans, for any day, (i) with respect to any ABR Loan, 5.00% per annum, and (ii) with respect to any Term Benchmark Loan, 6.00% per annum and (b) with respect to the Revolving Loans, (i) with respect to any ABR Loan, 4.00% per annum, (ii) with respect to any Term Benchmark Loan, 5.00% per annum and (iii) with respect to the Commitment Fee, 0.50% per annum; provided that with respect to clauses (a) and (b)(iii) only, from and after the delivery of the financial statements and related Compliance Certificate for the first full fiscal quarter of the Borrower completed after the Third Restatement Effective Date pursuant to Section 5.01, the Applicable Rate for ABR Loans and Term Benchmark Loans and the Commitment Fee shall be based on the First Lien Net Leverage Ratio set forth in the most recent Compliance Certificate in accordance with the below pricing grid:

First Lien Net Leverage Ratio	Applicable Margin for Term Benchmark Loans	Applicable Margin for ABR Loans	Commitment Fee
< 5.00:1.00	5.500%	4.500%	0.375%
≥ 5.00:1.00	6.000%	5.000%	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the third Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01; provided that, at the direction of the Required Lenders and upon notice to the Borrower of such determination, the highest pricing level shall during the period commencing as of and including the third Business Day after the occurrence of a Default resulting from such failure to deliver such Compliance

Certificate and continuing until the earlier of (i) the waiver of such delivery requirement in accordance with this Agreement and (ii) the date of delivery of such Compliance Certificate (and thereafter the pricing level otherwise determined in accordance with this definition shall apply). After receipt of a notice that an Event of Default has occurred and is continuing and upon the direction of the Required Lenders (or, in the case of an Event of Default under clause (h) or (i) of Article 7, automatically and without the need for a direction of the Required Lenders) the highest pricing level shall apply as of the third Business Day following the occurrence of such Event of Default and shall continue to so apply to but excluding the third Business Day following the date on which such Event of Default shall cease to be continuing (and thereafter, in each case, the pricing level otherwise determined in accordance with this definition shall apply).

In the event that any Compliance Certificate is shown to be inaccurate at any time and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate, and (iii) the Borrower shall pay to the Administrative Agent promptly upon written demand (and in no event later than five (5) Business Days after written demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.

Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until written demand is made for such payment pursuant to this paragraph and accordingly, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue default interest pursuant to Section 2.10(d)), at any time prior to the date that is five (5) Business Days following such written demand. It is acknowledged and agreed that nothing in this definition will limit the rights of the Administrative Agent and the Lenders under the Loan Documents, including Article 7 herein.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the relevant Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Borrower Portal” has the meaning set forth in Section 8.13(a).

“Approved Electronic Platform” has the meaning set forth in Section 9.01(d).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing or holding bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of JPMorgan Chase Bank, N.A. and Goldman Sachs Lending Partners LLC, each in its capacity as a lead arranger and joint bookrunner, and any successor thereto.

“ASR Agreement” has the meaning set forth in Section 6.05(vi).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Australian Dollars” refers to the lawful money of Australia.

“Availability Period” means, with respect to any Class of Revolving Commitments, the period from and including the Third Restatement Effective Date to but excluding the earlier of the applicable Maturity Date and the date of termination of such Revolving Commitments.

“Available Amount” means, at any time, an amount (which shall not be less than zero) equal to:

(a) the sum, without duplication, of:

(i) if greater than zero, an amount equal to 50% of cumulative Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter during which the Third Restatement Effective Date occurs to the end of the most recently completed Measurement Period;

(ii) (A) the aggregate amount of Net Cash Proceeds received after the Third Restatement Effective Date and at or prior to such time by the Borrower from the issuance or sale (other than to any of its Subsidiaries) of Qualified Equity Interests and (B) the fair market value of any assets (as determined by the Borrower in good faith) contributed to the Borrower by any Person (other than any of its Subsidiaries);

(iii) the aggregate Net Cash Proceeds received after the Third Restatement Effective Date and at or prior to such time by the Borrower (other than from any of its Subsidiaries) from the conversion or exchange of Indebtedness or Disqualified Equity Interests of the Borrower or its Subsidiaries into or for Qualified Equity Interests; and

(iv) to the extent not already included in Consolidated Net Income, returns, profits, distributions and similar amounts received in cash for Investments made pursuant to Section 6.04(m)(B) on or after the Third Restatement Effective Date;

(v) 100% of the aggregate amount received in cash by means of the Disposition (other than to the Borrower or a Subsidiary) of Investments made pursuant to Section 6.04(m)(B) by the Borrower or its Subsidiaries and repurchases and redemptions of such Investments from the Borrower or its Subsidiaries and repayments of loans or advances which constitute such Investments made pursuant to Section 6.04(m)(B) by the Borrower or its Subsidiaries, in each case to the extent that such amounts were not otherwise included in Consolidated Net Income for such period; minus

(b) the sum, without duplication, of:

(i) the aggregate amount of Restricted Payments made pursuant to Section 6.05(ix)(B) prior to such time; and

(ii) the aggregate amount of Investments made pursuant to Section 6.04(m)(B) prior to the such time.

“Available Incremental Amount” has the meaning set forth in Section 2.18(a)(i)(c).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(b).

“Benchmark Replacement” means, for any Available Tenor:

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice

(or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been, or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” has the meaning set forth in Section 9.18.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Peloton Interactive, Inc., a Delaware corporation.

“Borrowing” means a Revolving Borrowing or a Term Borrowing, as the context may require.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any such day that is a U.S. Government Securities Business Day and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Canadian Dollars” or “CAS” refers to lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any investment product set forth under the heading “Permitted Investments” in the Investment Policy.

“Cash Management Post Closing Period” has the meaning set forth in Section 5.11.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CFC” has the meaning set forth in in the definition of “Excluded Subsidiary.”

“CFC Holdco” has the meaning set forth in in the definition of “Excluded Subsidiary.”

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder), of Equity Interests in the Borrower representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class” when used in reference to (a) any Commitment, refers to whether such Commitment is a Revolving Commitment, a Term Commitment, an Extended Commitment or a Non-Extended Commitment, (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or Loans in respect of Extended Commitments or Non-Extended Commitments and (c) any Lender, refers to whether such Lender has a Commitment or Loan with respect to a particular Class of Commitments or Loans, in each case as the context may require.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and rights of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment” means, with respect to any Lender, its Revolving Commitment, New Revolving Commitment, Specified Refinancing Revolving Commitment, Extended Revolving Commitment or Term Commitment (as the context requires).

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Communications” has the meaning set forth in Section 9.01(f).

“Company Competitor” means any Person that competes with the business of the Borrower and its Subsidiaries from time to time.

“Compliance Certificate” means a certificate delivered pursuant to Section 5.01(c).

“Consolidated Adjusted EBITDA” means, for the Borrower and its Subsidiaries determined on a consolidated basis, for any Measurement Period, the sum of:

(a) Consolidated Net Income for such Measurement Period; plus

(b) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such Measurement Period, the sum of:

(i) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans);

(ii) income tax expense;

(iii) depreciation and amortization expense;

(iv) amortization of intangibles (including, but not limited to, goodwill);

(v) stock option and other equity-based compensation expense;

(vi) any transaction and/or integration expenses from acquisitions and other Investments permitted by Section 6.04 and Dispositions permitted by Section 6.09;

(vii) restructuring charges and other exit and disposal costs during such period; provided that cash payments in respect of such restructuring charges and exit and disposal costs shall be deducted from Consolidated Adjusted EBITDA when such payments are made; provided, further, that (A) the aggregate amount of cash charges and costs permitted to be added back to Consolidated Adjusted EBITDA for any Measurement Period pursuant to this clause (vii) shall not exceed 25% of Consolidated Adjusted EBITDA for such Measurement Period (calculated after giving effect to such addbacks) and (B) the aggregate amount of cash charges and costs permitted to be added back to Consolidated Adjusted EBITDA for any Measurement Period pursuant to this clause (vii), together with any amounts included in Consolidated Adjusted EBITDA pursuant to clause (c) below, shall not exceed 35% of Consolidated Adjusted EBITDA for such Measurement Period (calculated after giving effect to such addbacks);

(viii) extraordinary, unusual or non-recurring losses or expenses including, without limitation, losses related to product recalls and litigation and settlement expenses;

(ix) adjustments permitted or required by Article 11 of Regulation S-X of the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder;

(x) all expenses or charges (including deferred financing costs written off and premiums paid) in connection with any early extinguishment of debt, including hedging obligations or other derivative instruments;

(xi) charges resulting from purchase price adjustments with respect to acquisitions permitted by Section 6.04 (including accruals and payments of earn-out obligations);

(xii) all charges, costs, fees and expenses in connection with the Third Restatement and the transactions related thereto;

(xiii) all other non-cash charges or non-cash losses for such Measurement Period (provided that if any such non-cash charges or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from Consolidated Adjusted EBITDA); and

(xiv) any expenses or charges related to any equity offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of capital stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Borrower or any of its Subsidiaries); plus

(c) pro forma “run rate” cost savings, operating expense reductions and cost synergies (excluding revenue synergies) related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other similar initiatives that are reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) within 18 months after the applicable acquisition, disposition, other specified transaction, restructuring, cost savings initiative or other similar initiatives; provided that (A) the aggregate amount of cost savings, operating expense reductions and synergies permitted to be included in Consolidated Adjusted EBITDA for any period pursuant to this clause (c) shall not exceed 25% of Consolidated Adjusted EBITDA for such period (calculated after giving effect to such addbacks) and (B) the aggregate amount of cost savings, operating expense reductions and synergies permitted to be included in Consolidated Adjusted EBITDA for any period pursuant to this clause (c), together with any amounts added back to Consolidated Adjusted EBITDA pursuant to clause (b)(vii) above, shall not exceed 35% of Consolidated Adjusted EBITDA for such period (calculated after giving effect to such addbacks); minus

(d) the following to the extent included in calculating such Consolidated Net Income:

(i) any extraordinary, unusual or non-recurring cash gains for such Measurement Period;

(ii) any reversals of non-cash restructuring charges or other non-cash exit and disposal costs during such period; and

(iii) any non-cash gains for such Measurement Period.

provided that, for all purposes of this Agreement and the other Loan Documents, if Consolidated Adjusted EBITDA for any Measurement Period is less than zero, Consolidated Adjusted EBITDA shall be deemed to be zero for such Measurement Period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made in cash during such period in respect of long-term Indebtedness of the Borrower and its Subsidiaries (other than payments made by the Borrower or any Subsidiary to the Borrower or a Subsidiary), (c) the aggregate amount of principal payments made in cash on Capital Lease Obligations, determined in accordance with GAAP made by the Borrower and its Subsidiaries during such period, (d) cash capital expenditures for such period (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring long-term Indebtedness), and (e) the aggregate amount of income taxes paid in cash by the Borrower and its Subsidiaries during such period.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the total cash interest expense (net of interest income) of the Borrower and its Subsidiaries with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries during such period determined on a consolidated basis.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Account Agreement” means any tri-party agreement by and among a Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Controlled Account” has the meaning set forth in Section 5.11(a).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” has the meaning set forth in Section 9.18.

“Covered Liabilities” has the meaning set forth in Section 9.20.

“Covered Party” has the meaning set forth in Section 9.18.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that, if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amounts” has the meaning set forth in Section 2.08(g).

“Declining Lender” has the meaning set forth in Section 2.08(g).

“Deemed LC Issuance” has the meaning set forth in Section 2.19(1).

“Deemed LC Request” has the meaning set forth in Section 2.19(1).

“Deemed LC Termination” has the meaning set forth in Section 2.19(1).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning set forth in Section 9.18.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) fund any portion of its participation in Letters of Credit hereunder within two Business Days of the date when due or (iii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that

Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.09(l) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise Disposed of in exchange for, in each case, cash or Cash Equivalents in compliance with Section 6.09.

“Disposition” means, with respect to any property or right, any sale, lease, sale and leaseback, assignment, license, conveyance, transfer or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise). “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” means (a)(i) any person identified in writing to the Arrangers on or prior to the Third Restatement Effective Date or, after the Third Restatement Effective Date, to the Administrative Agent from time to time, (ii) any Affiliate (other than any Affiliate that is a bona fide debt fund) of any person described in clause (a)(i) above that is clearly identifiable as an Affiliate of such person solely on the basis of similarity of such Affiliate’s name and (iii) any other Affiliate (other than any Affiliate that is a bona fide debt fund) of any person described in clauses (a)(i) and/or (a)(ii) above that is identified in a written notice to the Lenders or the Administrative Agent in accordance with the proviso to this definition; and (b)(i) any person that is or becomes a Company Competitor and/or any Affiliate of any Company Competitor (other than any Affiliate that is a bona fide debt fund) and is identified as such in writing to the Administrative Agent, (ii) any Affiliate of any person described in clause (b)(i) above (other than any Affiliate that is a bona fide debt fund) that is reasonably identifiable as an Affiliate of such person solely on the basis of similarity of such Affiliate’s name and (iii) any other Affiliate of any person described in clauses (b)(i) and/or (b)(ii) above that is identified in a written notice to the Administrative Agent (it being understood and agreed that no bona fide debt fund may be designated as a Disqualified Lender pursuant to this clause (b)(iii)); it being understood and agreed that (i) no written notice delivered pursuant to clauses (a)(i), (a)(iii), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in any loans and (ii) “Disqualified Lender” shall exclude any person identified by the Borrower as no longer being a “Disqualified Lender” by written notice to the Administrative Agent; provided that the identification of any Person as a Disqualified Lender after the Third Restatement Effective Date shall not become effective until three Business Days after written notice of the identification of such Person as a Disqualified Lender is delivered to JPMDQ_Contact@jpmorgan.com.

“Dividing Person” has the meaning set forth in in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar-Based Revolving Incremental Amount” has the meaning set forth in Section 2.18(a).

“Dollar-Based Revolving Incremental Facility” has the meaning set forth in Section 2.18(a).

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, excluding (x) any such Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code and (y) any such Subsidiary that is owned (directly or indirectly, in whole or in part) by one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any Affected Financial Institution.

“Effective Date” means November 3, 2017.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan and/or Commitments to such Person under Section 9.04(b)(i)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, including compliance or noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash, but excluding any debt securities convertible into or referencing any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived under subsection .22, .23, .25, .26, .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event; (b) the termination of any Plan under Section 4041(c) of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or a determination that any Plan is considered an at-risk plan within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (g) the complete or partial withdrawal of any Borrower, Subsidiary or any ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability or the insolvency under Title IV of ERISA of any Multiemployer Plan or (h) a determination that any Multiemployer Plan is in “endangered” or “critical” status under Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “EUR” mean the single currency of the participating member states of the European Union.

“Event of Default” has the meaning set forth in Article 7.

“Excluded Subsidiary” means (a) each Immaterial Subsidiary, (b) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (c) any Subsidiary substantially all the assets of which consist of Equity Interests of one or more CFCs (a “CFC Holdco”), (d) any Subsidiary of a CFC, (e) subject to Section 9.17(a), any Subsidiary that is not a wholly-owned Subsidiary of the Borrower (it being understood that no Subsidiary shall be an Excluded Subsidiary if (i) Equity Interests in such Subsidiary are owned by an Affiliate of the Borrower or any Subsidiary other than for a bona fide business purpose and/or such Subsidiary is formed for other than for a bona fide business purpose or (ii) there is no bona fide business purpose for the formation of such Subsidiary other than to avoid such Subsidiary becoming a Guarantor), (f) any Subsidiary (i) that is prohibited by applicable law or contractual obligations existing on the date of this Agreement (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or (ii) with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences of obtaining any governmental (including regulatory) consent, approval, license or authorization required for such Subsidiary to provide a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) any Subsidiary that is a captive insurance company, and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that (i) in no event shall any Domestic Subsidiary that owns any Material Intangible Asset be an Excluded Subsidiary and (ii) in no event shall any Foreign Guarantor be an Excluded Subsidiary.

“Excluded Swap Obligation” with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.16(b)) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a), (c) Taxes attributable to such recipient’s failure to comply with Section 2.14(f) or Section 2.14(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 3.15(a).

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of March 25, 2022, as amended by the First Amendment dated August 24, 2022 and the Second Amendment dated May 2, 2023 and as further amended, supplemented or otherwise modified prior to the Third Restatement Effective Date.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01.

“Extending Lenders” has the meaning set forth in Section 2.21(a).

“Extension Offer” has the meaning set forth in Section 2.21.

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.21, providing for an extension of the Maturity Date applicable to such Extending Lenders’ Term Loans (“Extended Term Loans”), Term Commitments (“Extended Term Commitments”), Revolving Loans (“Extended Revolving Loans”) and/or Revolving Commitments (“Extended Revolving Commitments”) of the applicable Extension Request Class (such Extended Term Loans and Extended Revolving Loans being referred to as the “Extended Loans” and such Extended Term Commitments and Extended Revolving Commitments being referred to as “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) in the case of Extended Loans that are Term Loans of any Class, a modification of the scheduled amortization applicable thereto, provided that the Weighted Average Life to Maturity of such Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity (determined at the time of such Extension Offer) of the Term Loans of such Class, (c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that in the case of Extended Loans that are Term Loans, such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Class, but may not provide for prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension Request Class, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (e) an addition of any affirmative or negative covenants applicable to the Borrower and the Subsidiaries, provided that any such additional covenant with which the Borrower and the Subsidiaries shall be required to comply prior to the latest Maturity Date in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Lenders.

“Extension Request Class” has the meaning set forth in Section 2.21.

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement, treaty or convention among Governmental Authorities and entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means, collectively, (i) the Agent Fee Letter, (ii) that certain Fee Letter, dated May 9, 2022, by and among the Borrower, JPMorgan Chase Bank, N.A. and Goldman Sachs Lending Partners LLC, (iii) that certain Fee Letter, dated May 9, 2022, by and among the Borrower, JPMorgan Chase Bank, N.A. and Goldman Sachs Lending Partners LLC and (iv) that certain Engagement Letter, dated May 20, 2024, by and among the Borrower, JPMorgan Chase Bank, N.A. and Goldman Sachs Lending Partners LLC.

“Fiduciary Account” means (i) any account maintained in the ordinary course of business by the Borrower or any of its Subsidiaries in order to hold, as a fiduciary or on a contractual basis, funds owned by another Person or (ii) any escrow account.

“Financial Covenant Event of Default” has the meaning set forth in Article 7.

“Financial Officer” means the chief financial officer, principal accounting officer, vice president of finance, corporate controller or treasurer of the Borrower.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Net Indebtedness secured by a Lien on any asset of the Borrower or any of its Subsidiaries on an equivalent priority basis (but, in each case, without regard to the control of remedies) with the Obligations to (b) Consolidated Adjusted EBITDA for the most recently completed Measurement Period.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently completed Measurement Period to (b) Consolidated Fixed Charges for such Measurement Period.

“Flood Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or the Daily Simple SOFR, as applicable. For the avoidance of doubt, (a) with respect to the Revolving Facility, the initial Floor for each of the Term SOFR Rate or the Daily Simple SOFR shall be zero and (b) with respect to the Initial Term Facility, the initial Floor for the Term SOFR Rate shall be zero.

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.08(h).

“Foreign IP Subsidiary” means any Foreign Subsidiary to which the Borrower or any Domestic Subsidiary transfers intellectual property rights, including pursuant to an Investment in accordance with Section 6.04(e) or a Disposition in accordance with Section 6.09(e).

“Foreign Guarantor” means any Foreign Subsidiary that executes and delivers a Guaranty (or a joinder agreement to an existing Guaranty) in accordance with Section 5.10(f).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder). The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by the Borrower in good faith.

“Guarantor” means any Domestic Subsidiary (not including an Excluded Subsidiary) of the Borrower that has delivered a Guaranty or a joinder agreement to a Guaranty pursuant to Section 5.10 hereof, any Foreign Guarantor and, other than with respect to its own Obligations, the Borrower.

“Guarantor Coverage Requirement” means the requirement that, with respect to each fiscal quarter (including the final fiscal quarter of each fiscal year) for which financial statements have been delivered pursuant to Section 5.01(a) or (b), that the Loan Parties account for (on a consolidated basis) at least 80% of (a) Total Assets and (b) Total Revenues, in each case at the end of such fiscal quarter, in each case, calculated excluding certain specified non-core Subsidiaries previously disclosed to the Administrative Agent; except to the extent that the burden or cost of providing a Guarantee outweighs the benefit afforded thereby, as determined by the Administrative Agent in its reasonable discretion, after consultation with the Borrower, which determination shall be conclusive and binding on the Lenders and the Borrower.

“Guaranty” has the meaning set forth in Section 5.10(a).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Domestic Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financials have been delivered pursuant to Section 5.01(a) or (b), have (i) total assets with a value in excess of 5% of the Total Assets of the Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP, or (ii) revenues representing in excess of 5% of the Total Revenues of the Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP, for the four fiscal quarters ended as of such date and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended for which financials have been delivered pursuant to Section 5.01(a) or (b), did not have (i) total assets with a value in excess of 10% of the Total Assets of the Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP, or (ii) revenues representing in excess of 10% of the Total Revenues of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP for the four fiscal quarters ended as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 3.13(b), and the Borrower shall update such Schedule from time to time after the Third Restatement Effective Date as necessary to reflect all Immaterial Subsidiaries at such time.

“Increase Effective Date” has the meaning set forth in Section 2.18(a)(iii).

“Incremental Equivalent Debt” has the meaning specified in Section 2.23(a).

“Incremental Equivalent Debt Arranger” has the meaning specified in Section 2.23(a).

“Incremental Facility” means an incremental facility contemplated by Section 2.18.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (x) current trade payables incurred in the ordinary course of such Person’s business and (y) current expenses accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) any earn-out obligation except to the extent such obligation is (or is required to be) listed as a liability on the balance sheet of such Person in accordance with GAAP, has not been paid when due and is not disputed in good faith, (g) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (h) all Disqualified Equity Interests of such Person, (i) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property at the time of determination (in the Borrower’s good faith estimate). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of Indebtedness (including any Guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(c).

“Information” has the meaning set forth in Section 9.12(a).

“Initial Facilities” means the Revolving Facility and the Initial Term Facility.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement. On the Third Restatement Effective Date, the aggregate amount of Initial Term Commitments is $1,000,000,000.

“Initial Term Facility” means the term loan facility consisting of Initial Term Loans made to the Borrower.

“Initial Term Facility Maturity Date” means May 30, 2029.

“Initial Term Lender” means each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption in accordance with Section 9.04), as well as any Person that becomes a Lender hereunder pursuant to Section 9.04 by assignment of any Initial Term Loans.

“Initial Term Loans” means the term loans made to the Borrower on the Third Restatement Effective Date pursuant to Section 2.01.

“Intellectual Property” has the meaning set forth in the Security Agreement, as in effect on the Effective Date.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable Maturity Date and (c) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the applicable Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.11(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” has the meaning set forth in Section 6.04. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option, but not below zero) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Policy” means the Investment Policy of the Borrower dated November 1, 2019, as amended or modified from time to time; provided that, for purposes of the definition of “Cash Equivalents”, any amendment or modification shall become effective only if, and after, it has been provided to the Administrative Agent; provided, further, that, for purposes of the definition of “Cash Equivalents”, the consent of the Administrative Agent shall be required for any changes that add types of investments not similar to those already included in the Investment Policy immediately prior to such amendment or modification.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means, with respect to a particular Letter of Credit, (a) each of the Revolving Lenders with an LC Commitment set forth on Schedule 2.01 and their respective successors in such capacity as provided in Section 2.19(j), (b) any other Lender selected by the Borrower from time to time to issue such Letter of Credit hereunder upon receipt by the Administrative Agent of documentation in form and substance satisfactory to the Administrative Agent pursuant to which such Lender agrees to assume the rights and obligations of an Issuing Bank hereunder (provided that no Lender shall be required to become an Issuing Bank pursuant to this subclause (b) without such Lender’s consent), or any successor in such capacity as provided in Section 2.19(j), or (c) any Lender selected by the Borrower (with the prior consent of the Administrative Agent) to replace a Lender who is a Defaulting Lender at the time of such Lender’s appointment as an Issuing Bank (provided that no Lender shall be required to become an Issuing Bank pursuant to this subclause (c) without such Lender’s consent), or any successor in such capacity as provided in Section 2.19(j). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate or branch. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Judgment Currency” has the meaning set forth in Section 9.19.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Assumption or became an Issuing Bank pursuant to an agreement designating it as provided in Section 2.19(j), the amount set forth for such Issuing Bank as its LC Commitment in the Register maintained by the Administrative Agent or in such agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means the lesser of (a) (i) $100,000,000 and (b) the aggregate unused amount of the Revolving Commitments then in effect; provided that no Issuing Bank shall be required to issue Letters of Credit in an aggregate amount outstanding at any time in excess of such Issuing Bank’s LC Commitment.

“LCT Election” has the meaning set forth in Section 1.07.

“LCT Test Date” has the meaning set forth in Section 1.07.

“Lender-Related Person” has the meaning set forth in in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means (a) each Existing Letter of Credit and (b) any letter of credit issued (or deemed to be issued) under and pursuant to this Agreement.

“Letter of Credit Request” means a request by the Borrower for a Letter of Credit in accordance with Section 2.19.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset or right, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or right, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or right.

“Limited Condition Acquisition” means any acquisition or Investment, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of capital stock or otherwise, by one or more of the Borrower and its Subsidiaries of or in any assets, business or Person, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transaction” means (a) any Limited Condition Acquisition, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (c) any declaration of a Restricted Payment by the Borrower requiring irrevocable notice in advance thereof.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Joinder Agreement, any Guaranty, any instrument of joinder to any Guaranty delivered pursuant to Section 5.10 hereof, the Security Documents, the Fee Letters and any other agreement, instrument or document executed after the Effective Date and designated by its terms as a Loan Document.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the Revolving Loans and Term Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars, New York City time, and (b) in the case of a Loan, Borrowing or LC Disbursement denominated in an Alternative Currency, local time (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of the Borrower and Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its payment obligations under this Agreement or any other Loan Document or (c) the rights of or remedies available to the Agents and the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents and Letters of Credit hereunder), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in a principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time. For the avoidance of doubt, the term “Material Indebtedness” shall not include any obligations under any Permitted Warrant Transaction.

“Material Intangible Assets” means, collectively (a) Material Intellectual Property and (b) subscriber and customer lists used and maintained by the Borrower and its Subsidiaries in connection with its connected fitness and/or subscription business.

“Material Intellectual Property” means any Intellectual Property owned by or licensed to the Borrower or any of its Subsidiaries that is related to the Borrower’s connected fitness business and/or subscription business; provided that in no event shall (x) any Equity Interests of Precor Incorporated, a Delaware corporation, Precor Finland Oy, a Finnish stock company, or any of their respective Subsidiaries as of the Third Restatement Effective Date (collectively, “Precor”), or any of the tangible or intangible property or assets of Precor or any intellectual property related thereto, in each case as of the Third Restatement Effective Date, or (y) (i) any tangible or intangible property or assets acquired by Precor from unaffiliated third-parties or (ii) any intellectual property developed by Precor, in each case, following the Third Restatement Effective Date, constitute Material Intellectual Property.

“Maturity Date” means the Revolving Maturity Date or the Term Facility Maturity Date, as the context may require; provided, however, in each case, if any such date is not a Business Day, the relevant Maturity Date shall be the next preceding Business Day.

“Maximum ASR Amount” has the meaning set forth in Section 6.05(vi).

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ended on or prior to such date for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or (b).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of an Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or would be an obligation to contribute by) the Borrower or a Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which the Borrower, or a Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any Subsidiary, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and including any proceeds received as a result of unwinding any related Swap Agreement in connection with such related transaction) over (ii) the sum of:

(i) the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such Disposition and that is required to be repaid in connection with such Disposition (other than (x) Indebtedness under the Loan Documents and (y) if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu with or junior to the Lien securing the Obligations), together with any applicable premiums, penalties, interest or breakage costs,

(ii) the fees and out-of-pocket expenses incurred by the Borrower or Subsidiary in connection with such Disposition (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), and

(iii) all Taxes paid or reasonably estimated to be payable in connection with such Disposition (or any tax distribution the Borrower or any Subsidiary may be required to make as a result of such Disposition) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds, and

(b) in connection with any issuance or sale of Equity Interest or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, auditor fees, printer fees, SEC filing fees, brokerage fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith (including any tax impact).

“New Facilities” means, collectively, New Revolving Commitments and New Term Facilities.

“New Loan Commitments” means, collectively, New Revolving Commitments and New Term Commitments.

“New Loans” means the loans under any New Facility.

“New Revolving Commitment” has the meaning set forth in Section 2.18(a)(i).

“New Taiwan Dollars” or “NT$” refers to lawful money of the Republic of China (Taiwan).

“New Term Commitment” shall have the meaning assigned to such term in Section 2.18(a).

“New Term Facility” has the meaning set forth in Section 2.18(a)(i).

“New Term Lender” means, at any time, any bank or other financial institution or other Person (including any such bank or financial institution or Person that is a Lender at such time, but excluding any natural Person) that agrees to provide any portion of any New Term Commitment or Term Commitment Increase pursuant to and in accordance with Section 2.18.

“New Term Loan” means any loan under a New Term Facility.

“New York UCC” has the meaning set forth in the Security Agreement.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extended Commitments” means the Commitments hereunder of any Non-Extending Lender.

“Non-Extending Lender” has the meaning set forth in Section 2.21(a).

“Non-Ratio Basket Amount” has the meaning set forth in Section 1.10.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” has the meaning set forth in Section 2.07.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all amounts owing by any Loan Party (or, in the case of Specified Cash Management Agreements, any Loan Party or Subsidiary thereof) to the Administrative Agent, any Issuing Bank or any Lender (or, in the case of (x) Specified Cash Management Agreements, any Affiliate of any Lender and (y) Specified Swap Agreements, any Person that was a Lender or an Affiliate of a Lender at the time the relevant Swap Agreement was entered into) pursuant to the terms of this Agreement or any other Loan Document, including any obligation to provide Cash Collateral, or in respect of any Letter of Credit, any Specified Swap Agreement or any Specified Cash Management Agreement (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“OID” means any “original issue discount” or upfront fees payable or deducted in connection with incurrence of Indebtedness.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such Administrative Agent, Issuing Bank, Lender or other recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Administrative Agent, Issuing Bank, Lender or recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such Taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.16(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Participant Register” has the meaning set forth in Section 9.04(c)(iii).

“Payment” has the meaning set forth in in Section 9.15.

“Payment Notice” has the meaning set forth in in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained in whole or in part by the Borrower, any Subsidiary or any ERISA Affiliate or with respect to which any of the Borrower, any Subsidiary or any ERISA Affiliate has actual or contingent liability.

“Permitted Acquisition” means an acquisition made by the Borrower or any of its Subsidiaries of Persons that become Subsidiaries or of assets (including assets constituting a business unit, line of business or division); provided that (a) subject to Section 1.07, no Default or Event of Default then exists or would exist immediately after giving effect to such acquisition, (b) the Senior Secured Net Leverage Ratio after giving effect to such Permitted Acquisition, the incurrence or assumption of any Indebtedness in connection therewith (as if such Indebtedness had been assumed on the last day of the most recently completed fiscal quarter of the Borrower ending prior to such date) and all transactions related thereto shall be equal to or less than the Senior Secured Net Leverage Ratio immediately prior to giving effect to all such transactions and (c) after giving pro forma effect to such Permitted Acquisition and all transactions related thereto, Consolidated Adjusted EBITDA for the most recently completed Measurement Period shall be greater than zero.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Permitted Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness” means senior, unsecured Indebtedness of the Borrower that is convertible into shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock or such other securities).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) (i) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and to secure surety and appeal bonds in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7 and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7;

(f) easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;

(h) customary Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry and (iii) in favor of securities and custodial intermediaries encumbering commodity accounts, brokerage accounts or other deposits and investment property contained therein (including the right of setoff) and which are within the general parameters customary in such industry;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and permitted under Section 6.09;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business which payments are not overdue for a period of more than sixty (60) days or which are being contested in compliance with Section 5.04;

(k) any retained interest or title of a licensor, sublicensor, lessor or sublessor under licenses and leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(l) leases, licenses, subleases or sublicenses granted by the Borrower or any Subsidiary and not interfering in any material respect with the ordinary conduct of business of the Borrower or such Subsidiary;

(m) liens in favor of a credit or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit or debit card processor; and

(n) Liens of sellers of goods to the Borrower or any Subsidiary arising under Article II of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses.

“Permitted Third Party Bank” means any bank or other financial institution, other than the Lenders, with whom any Loan Party, with the written consent of the Administrative Agent, maintains a Controlled Account and with whom a Control Account Agreement has been executed (including, for the avoidance of doubt, Goldman Sachs Lending Partners LLC or any Affiliate thereof).

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower, a Subsidiary or any ERISA Affiliate or to which the Borrower, a Subsidiary or an ERISA Affiliate has or would have an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Borrower, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Prepayment Amount” has the meaning set forth in Section 2.08(g).

“Prepayment-Based Incremental Amount” has the meaning set forth in Section 2.18(a)(i)(C).

“Prepayment-Based Incremental Facility” has the meaning set forth in Section 2.18(a)(i)(C).

“Prepayment Date” has the meaning set forth in Section 2.08(g).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means the office of the Administrative Agent as set forth in Section 9.01, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital asset to the extent incurred prior to or within 180 days following such acquisition, construction or improvement.

“QFC” has the meaning set forth in Section 9.18.

“QFC Credit Support” has the meaning set forth in Section 9.18.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Ratio-Based Basket Amount” has the meaning set forth in Section 1.10.

“Ratio-Based Incremental Amount” has the meaning set forth in Section 2.18(a).

“Ratio-Based Incremental Facility” has the meaning set forth in Section 2.18(a).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.22.

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Daily Simple SOFR, as applicable.

“Required Additional Debt Terms” means, with respect to any Indebtedness, such Indebtedness (i) shall not mature prior to the Latest Maturity Date, (ii) either (x) shall not require any payment of principal prior to the Latest Maturity Date or (y) shall not require payments of principal in an aggregate amount per annum in excess of 2.5% of the principal amount thereof and (iii) contains terms customary for similar issuances of Indebtedness at such time (as determined in good faith by the Borrower) (it being understood that, other than in the case of any issuance of a debt security, such terms shall be no more restrictive, taken as a whole (as determined in good faith by the Borrower), than the Loans, and in any event no such Indebtedness (including any debt securities) shall contain a financial maintenance covenant more restrictive than any financial maintenance covenant contained herein)).

“Required Lenders” means, at any time:

(1) with respect to (a) (i) any amendment or other modification of Section 6.10 (or for the purposes of determining compliance with Section 6.10, any defined terms used therein), (ii) any waiver or consent to any Default or Event of Default resulting from a breach of Section 6.10, (iii) any alteration of the rights or remedies of the Required Revolving Lenders arising pursuant to Article 7 as a result of a breach of Section 6.10 or (iv) any waiver of any condition precedent set forth in Section 4.02 with respect to any extension of credit involving a Revolving Facility or (b) the calculation and implementation thereof under this Agreement, means the Required Revolving Lenders only;

(2) to the extent clause (1) is not applicable, means (i) both the Required Revolving Lenders and Lenders having Revolving Credit Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments of all Lenders at such time, or (ii) at any time after the Commitments of all Lenders shall have been terminated, both the Required Revolving Lenders and Lenders holding more than 50% of the total Revolving Credit Exposures and Term Loans at such time;

provided that, for purposes of this definition of “Required Lenders”, a Lender and its Affiliates shall be deemed to be one Lender. The Revolving Credit Exposure, Term Loan and Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, at least two unaffiliated Lenders (a) having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments of all Lenders at such time, or (b) at any time after the Revolving Commitments of all Lenders shall have been terminated, holding more than 50% of the total Revolving Credit Exposures at such time; provided that, for purposes of this definition of “Required Revolving Lenders”, a Lender and its Affiliates shall be deemed to be one Lender. The Revolving Credit Exposure and Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the President, Chief Executive Officer, Chief Financial Officer, Vice President of Finance, Secretary and any Financial Officer of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.

“Restatement Effective Date” means June 20, 2019.

“Restricted Cash” means, at any time, the cash and Cash Equivalents of the Borrower and its Subsidiaries to the extent (a) classified (or required to be classified) as restricted cash or restricted cash equivalents on the balance sheet of the Borrower in accordance with GAAP or (b) such cash or Cash Equivalents are subject to any Lien (including, without limitation, Liens permitted by Section 6.02(n)) other than Liens in favor of the Secured Parties pursuant to the Security Documents (including pursuant to any Control Account Agreement) or non-consensual Liens arising by operation of law with respect to which no claim has been made.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower. For the avoidance of doubt, neither (i) the receipt or acceptance by the Borrower or any Subsidiary of the return of Equity Interests issued by the Borrower or any Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition, nor (ii) the non-cash withholding of Equity Interests issuable pursuant to a stock option or other equity incentive compensation award, to satisfy any exercise price and/or tax withholding obligation associated with such stock option or other equity incentive compensation award, shall be deemed to be a Restricted Payment.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement, (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Borrowing” means a borrowing under the Revolving Facility consisting of simultaneous Revolving Loans of the same Type and having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(a).

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.18(a)(v).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time (and after the termination of all Revolving Commitments, any Lender that holds any Revolving Credit Exposure).

“Revolving Loan” means an advance made by a Revolving Lender under the Revolving Facility.

“Revolving Maturity Date” means May 30, 2029.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to U.S. Dollars, Daily Simple SOFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in U.S. Dollars, a U.S. Government Securities Business Day.

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple SOFR.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (and, as of the Third Restatement Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of any Sanctions, including (a) any Person listed in any Sanctions-related list of blocked Persons maintained by (i) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State or (ii) the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person 50 percent or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders) and (d) any Person otherwise the subject or target of Sanctions.

“Sanctions” means all economic or financial sanctions and trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Restatement” means the Amendment and Restatement Agreement, dated as of the Second Restatement Effective Date, to this Agreement.

“Second Restatement Effective Date” means May 25, 2022.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of the Effective Date, between the Borrower and the Administrative Agent for the benefit of the Secured Parties, as amended, supplemented or otherwise modified from time to time, including by each joinder agreement thereto.

“Security Documents” means the collective reference to the Security Agreement, the Control Account Agreements and all other security documents hereafter delivered to the Administrative Agent by a Loan Party granting or perfecting a Lien on any property or right of any person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Secured Indebtedness” means the aggregate principal amount of Total Net Indebtedness that is secured by a Lien on any asset of the Borrower or any of its Subsidiaries.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Secured Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the most recently completed Measurement Period.

“Similar Business” means any connected fitness and subscription business engaged or proposed to be engaged in by the Borrower and its Subsidiaries on the Third Restatement Effective Date and any similar, corollary, related, ancillary, incidental, related to or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to the Borrower and its Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 (ASC 450)).

“Specified Cash Management Agreement” means any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary and any Lender or affiliate thereof, which is in effect as of the Third Restatement Effective Date or which has been designated by such Lender and the Borrower by notice to the Administrative Agent as a “Specified Cash Management Agreement”.

“Specified Refinancing Debt” has the meaning specified in Section 2.22(a).

“Specified Refinancing Notes” has the meaning set forth in Section 2.22(a).

“Specified Refinancing Revolving Commitment” has the meaning specified in Section 2.22(a).

“Specified Refinancing Revolving Loans” means Specified Refinancing Facilities constituting revolving loans.

“Specified Refinancing Term Commitment” has the meaning specified in Section 2.22(a).

“Specified Refinancing Term Loans” means Specified Refinancing Facilities constituting term loans.

“Specified Representations” means (a) the representations made by the Loan Parties with respect to Section 3.01, Section 3.02 (solely as it relates to entering into any amendment relating to the applicable Limited Condition Acquisition and performance of the Loan Documents), Section 3.03(b) (solely as it relates to the organizational documents of such Loan Party), Section 3.08, Section 3.09, Section 3.13, Section 3.14 (solely with respect to the last sentence thereof), Section 3.16 (solely with respect to the Loan Parties prior to the applicable Limited Condition Acquisition) and Section 3.17 or (b) any corresponding representations made by the Loan Parties in any other Loan Document.

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into (regardless of whether such Person subsequently ceases to be a Lender of Affiliate of a Lender).

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means any subsidiary of the Borrower.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“Supported QFC” has the meaning set forth in Section 9.18

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1 a(47) of the Commodity Exchange Act.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any Permitted Bond Hedge Transactions and Permitted Warrant Transactions); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Borrowing” means Term Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Term Commitment” means, as to each Term Lender, (i) its Initial Term Commitment, (ii) its Term Commitment Increase, (iii) its New Term Commitment, (iv) its Specified Refinancing Term Commitment or (v) its Extended Term Commitment. The amount of each Lender’s Initial Term Commitment is as set forth in the definition thereof and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, or in the amendment or agreement relating to the respective Term Commitment Increase, New Term Commitment, Specified Refinancing Term Commitment or Extended Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Term Commitment Increase” has the meaning assigned thereto in Section 2.18(a).

“Term Facility” means any of the Initial Term Facility, any Term Commitment Increase with respect to the foregoing (and the Loans made in respect thereof), any New Term Facility (and the Loans made in respect thereof), any Specified Refinancing Term Commitment or Specified Refinancing Term Loans and any Extended Term Commitment or Extended Term Loans.

“Term Facility Maturity Date” means the Initial Term Facility Maturity Date or the maturity date applicable to any New Term Facility, any Specified Refinancing Term Loans or any Extended Term Loans, as the context may require.

“Term Lender” means any Lender that holds Term Loans and/or Term Commitments.

“Term Loan” means an advance made by a Term Lender under a Term Facility.

“Term SOFR Determination Day” has the meaning set forth in under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

“Third Restatement” means the Third Amendment and Restatement Agreement, dated as of the Third Restatement Effective Date, to this Agreement.

“Third Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is May 30, 2024.

“Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01(a) or (b).

“Total Liquidity” means, at any time, the sum of (a) all cash and Cash Equivalents (except, for the avoidance of doubt, any Restricted Cash) held by the Borrower and its Subsidiaries at such time and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Total Net Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the type described in clauses (a), (c), (e), (g) and (h) of the definition thereof of the Borrower and its Subsidiaries as of such date, as determined on a consolidated basis in accordance with GAAP; provided that, with respect to letters of credit (including Letters of Credit) issued for the account of the Borrower or any of its Subsidiaries, Total Net Indebtedness shall take into account only unreimbursed drawings in respect of such letters of credit (including any such Letters of Credit), less (b) the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries (other than Restricted Cash) as of such date; provided that the aggregate amount of cash and Cash Equivalents deducted under this clause (b) shall not exceed $250,000,000.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Net Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the most recently completed Measurement Period.

“Total Revenues” means the gross revenues of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent income statement of the Borrower delivered pursuant to Section 5.01(a) or (b).

“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate or Daily Simple SOFR.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Account” has the meaning set forth in Section 5.11.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning set forth in Section 9.18.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” mean the lawful currency of Japan.

Section 1.02 Classification of Loans and Borrowings

For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”).

Section 1.03 Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.04 Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Third Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated (1) without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof and (2) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b) on or after the Third Restatement Effective Date, any reference in this Agreement to the financial statements delivered pursuant to Section 5.01(a) or (b) or similar reference to the same effect shall be deemed to refer to the most recently delivered financial statements pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement.

Section 1.05 Interest Rates; Benchmark Notification

The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 Divisions

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07 Limited Condition Transactions

In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Indebtedness in connection therewith), for purposes of:

(a) determining compliance with any provision of this Agreement that requires the calculation of the First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio, Total Net Leverage Ratio or Fixed Charge Coverage Ratio;

(b) determining compliance with representations and warranties and determining whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(c) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Adjusted EBITDA or by reference to the Available Amount);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements or irrevocable notice, as applicable, with respect to such Limited Condition Transaction are entered into or delivered, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Measurement Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with; provided that, with respect to clause (b) of this Section 1.07, to the extent the relevant action requires no Default or Event of Default (as applicable) to have occurred, no Default or Event of Default (as applicable) shall exist and be continuing at the time of the LCT Test Date and no Event of Default under clause (a), (b), (h) or (i) of Article 7 shall exist and be continuing immediately prior to or immediately after giving effect to such Limited Condition Transaction.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition

Transaction is consummated or (ii) the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. In addition, in the case of any Incremental Term Loan obtained for the purposes of financing a Limited Condition Acquisition, the only representations and warranties the accuracy of which shall be a condition to funding such Incremental Term Loan shall be (I) the Specified Representations and (II) the representations and warranties made by the sellers or by or on behalf of the applicable target in the purchase, acquisition or similar agreement governing such acquisition as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s applicable Affiliates or Subsidiaries) has the right (determined without regard to any notice requirement) not to consummate or the right to terminate (or cause the termination of) the Borrower’s (or such Affiliates’ or Subsidiaries’) obligations under such purchase, acquisition or other agreement as a result of a breach of such representations or warranties in such purchase, acquisition or other agreement (or the failure of such representations or warranties to be accurate or to satisfy the closing conditions in such purchase, acquisition or other agreement applicable to such representations or warranties).

Section 1.08 Exchange Rates; Currency Equivalents

(a) The Administrative Agent or the Issuing Banks, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating the financial covenants in Section 6.10 or except as otherwise provided herein, the applicable amount of any Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Banks, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Banks, as the case may be.

Section 1.09 Cashless Rollovers

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with New Loans, Specified Refinancing Debt, Extended Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.10 Classification, Reclassification, Division, etc.. For purposes of determining compliance at any time with Sections 2.18, 6.01, 6.02, 6.04, 6.05 and/or 6.09 with respect to the amount of any Indebtedness, Liens, Investments, Restricted Payment and/or Dispositions, as applicable, in the event such Indebtedness, Liens, Investment, Restricted Payment, and/or Disposition, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 2.18, 6.01, 6.02, 6.04, 6.05 and/or 6.09, as applicable, the Borrower, in its sole discretion, may, from time to time, classify or reclassify, or later divide, classify or reclassify such transaction or item (or any portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that, for purposes of Section 6.01, all Indebtedness incurred under the Loan Documents will be deemed to have been incurred in reliance only on the exception in Section 6.01(g). Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, for the avoidance of doubt, any basket with a fixed dollar amount or based on a percentage of Consolidated Adjusted EBITDA or Total Assets) (any such amount, a “Non-Ratio Basket Amount”) on the same date as any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including, without limitation, any Total Net Leverage Ratio, Fixed Charge Coverage Ratio, Senior Secured Net Leverage Ratio and/or First Lien Net Leverage Ratio) that requires compliance with any such financial ratio or test (any such amount, a “Ratio-Based Basket Amount”), it is understood and agreed that the Non-Ratio Basket Amount (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to such incurrence of any Ratio-Based Basket Amount.

ARTICLE 2

THE CREDITS

Section 2.01 Commitments.

Subject to the terms and conditions set forth herein, (a) each Revolving Lender severally agrees to make Revolving Loans in Dollars and, after any Alternative Currency Effective Date, each applicable Alternative Currency, to the Borrower from time to time during the applicable Availability Period in an aggregate principal amount that will not result in (i) the Dollar Equivalent of such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment or (ii) the sum of the Dollar Equivalents of the total Revolving Credit Exposures of all Revolving Lenders exceeding the total Revolving Commitments of all Revolving Lenders and (b) each Initial Term Lender severally agrees to make to the Borrower Initial Term Loans in an amount equal to such Initial Term Lender’s Initial Term Commitment on the Third Restatement Effective Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed (it being understood, however, that prepayments will be taken into account for purposes of any Prepayment-Based Incremental Facility to the extent provided by Section 2.18).

Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower and the Administrative Agent may amend or supplement this Agreement from time to time to the extent necessary to add or amend provisions effectuating and/or relating to Revolving Loans and Letters of Credit denominated in any Alternative Currency (except as otherwise agreed by the Borrower and the Administrative Agent with respect to any applicable Alternative Currency as to which a Revolving Lender is unable to fund (and in no event shall Goldman Sachs Lending Partners LLC or any affiliate thereof be required to make Loans denominated in New Taiwan Dollars without its consent)), which amendment or supplement shall become effective at 5:00 p.m., New York City time, on the date that is five Business Days after the date on which such amendment or supplement is provided to the Revolving Lenders, so long as the Administrative Agent has not received, by such time, written notice of objection thereto from Lenders comprising the Required Revolving Lenders (the effective date of any such amendment in respect of an Alternative Currency, an “Alternative Currency Effective Date”).

Section 2.02 Loans and Borrowings

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class made by the Lenders of such Class in accordance with their respective Applicable Class Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, (i) each Borrowing of Term Loans shall be comprised entirely of ABR Loans or Term Benchmark Loans and (ii) each Borrowing of Revolving Loans shall be comprised entirely of ABR Loans or Term Benchmark Loans or RFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.19(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Term Benchmark Borrowings or RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

Section 2.03 Requests for Borrowings

To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, five U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.19(e) may be given not later than 10:00 a.m. New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class of such Borrowing;

(ii) the currency and the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing or an RFR Borrowing;

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Borrowing Request for a Term Benchmark Borrowing shall be irrevocable on and after the related Interest Rate

Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. As soon as practicable after 10:00 a.m., New York City time, on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Term Benchmark Borrowing for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each applicable Lender.

Section 2.04 Funding of Borrowings

(a) Each Lender of the applicable Class specified in the Borrowing Request for such Borrowing shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received in the aforesaid account of the Administrative Agent, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.19(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Class Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Class Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Class Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans, or in the case of Alternative Currencies, in accordance with market practice, in each case, as appliable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05 Interest Elections

(a) Each Borrowing initially shall be of the Type and currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Class Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Except as otherwise provided herein, an Interest Election Request for conversion to, or continuation of, any Term Benchmark Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing with an Interest Period of one month’s duration. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in an Alternative Currency prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article 7 or, upon request of the Required Lenders, any other Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (a) each Term Benchmark Borrowing and (B) each RFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06 Termination and Reduction of Commitments

(a) The Commitments in respect of any Term Facility shall be automatically and permanently reduced to zero on the date of the initial incurrence of Term Loans under such Term Facility, which in the case of the Initial Term Commitments shall be the Third Restatement Effective Date. Unless previously terminated, the Commitments shall terminate on the applicable Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce any Class of Commitments if, after giving effect to any concurrent prepayment of the Loans of such Class in accordance with Section 2.08, the sum of the Dollar Equivalents of the Revolving Credit Exposures with respect to such Class would exceed the total Commitments of such Class.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be applied to the applicable Lenders in accordance with their respective Applicable Class Percentages.

Section 2.07 Repayment of Loans; Evidence of Debt

(a) The Borrower hereby unconditionally promises to pay to Administrative Agent for the account of each Initial Term Lender (i) on the last Business Day of each March, June, September and December, commencing with September 30, 2024, an aggregate principal amount of Initial Term Loans incurred on the Third Restatement Effective Date equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Third Restatement Effective Date and (ii) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender of any Class the then unpaid principal amount of each Revolving Loan of such Class on the applicable Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note (each such promissory note being called a “Note” and all such promissory notes being collectively called the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D attached hereto. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08 Prepayment of Loans

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except as set forth in Section 2.08(e) (subject to the requirements of Section 2.13), subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication (including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent)) or telecopy of any prepayment hereunder (i) in the case of prepayment of (1) a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of prepayment or (2) an RFR Revolving Borrowing, not later than 11:00 a.m., New York City time, four U.S. Government Securities Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans of the applicable Lenders in accordance with their respective Applicable Class Percentages or, in the case of any Term Loans, in accordance with the aggregate principal amount of Term Loans of such Class, and applied to the remaining amortization payments as directed by the Borrower (and absent such direction, in direct order of maturity). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any costs incurred as contemplated by Section 2.13.

(c) The Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the aggregate principal amount of all outstanding Revolving Loans shall not at any time exceed the Revolving Commitments of such Class then in effect.

(d) If (i) other than as a result of fluctuations in currency exchange rates, the Dollar Equivalent of the relevant Lenders’ aggregate Revolving Credit Exposures in respect of any Class (calculated, with respect to any LC Exposure denominated in an Alternative Currency, as of the most recent Revaluation Date with respect to such LC Exposure) exceeds the aggregate Revolving Commitments of such Class then in effect, or (ii) solely as a result of fluctuations in currency exchange rates, the Dollar Equivalent of the relevant Lenders’ aggregate Revolving Credit Exposures in respect of any Class (so calculated), as of the most recent Revaluation Date, exceeds one hundred ten percent (110%) of the aggregate Revolving Commitments of such Class then in effect, the Borrower shall immediately repay Borrowings and/or cash collateralize LC Exposure in accordance with the procedures set forth in Section 2.17(d) in an aggregate principal amount sufficient to cause the Dollar Equivalent of the relevant Lenders’ aggregate Revolving Credit Exposures in respect of such Class (so calculated) to be less than or equal to the aggregate Revolving Commitments of such Class then in effect.

(e) If the Borrower makes a prepayment or repayment of the Initial Term Loans (including any voluntary prepayment, any mandatory prepayment and any payments as a result of any acceleration of the Initial Term Loans, but excluding any required amortization payment made in accordance with Section 2.07(a)) or amends the Initial Term Facility in a manner that reduces the All-in Yield of the Initial Term Loans (x) on or prior to the first anniversary of the Third Restatement Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the Initial Term Lenders a premium in an amount equal to 2.00% of the aggregate principal amount of any such Initial Term Loans so prepaid, repaid or amended, as the case may be, (y) after the first anniversary of the Third Restatement Effective Date but on or prior to the second anniversary of the Third Restatement Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the Initial Term Lenders a premium in an amount equal to 1.00% of the aggregate principal amount of any such Initial Term Loans so prepaid, repaid or amended, as the case may be (any such premium required to be paid pursuant to clause (x) or (y), the “Applicable Premium”), and (z) the Borrower shall not be obligated to pay any premium in connection with any such prepayment, repayment or amendment, as the case may be, on and after the date that is two years after the Third Restatement Effective Date.

It is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Applicable Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Initial Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes of this Agreement and the other Loan Documents. Any Applicable Premium payable in accordance with this Section 2.08(e) shall be presumed to be equal to the liquidated damages sustained by the Initial Term Lenders as the result of the occurrence of the event that triggered the payment of the Applicable Premium, and the Borrower and the other Loan Parties agree that it is reasonable under the circumstances currently existing. The Applicable Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE (TO THE EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the other Loan Parties expressly agree (to the fullest extent they may lawfully do so) that (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Applicable Premium, if any, shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Initial Term Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium, (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.08(e), (E) their agreement to pay the Applicable Premium is a material inducement to the Initial Term Lenders to provide the Initial Term Commitments and make the Initial Term Loans, and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Initial Term Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Initial Term Lenders or profits lost by the Initial Term Lenders as a result of such event that caused such Applicable Premium to be payable. The Borrower agrees (to the extent it may lawfully do so) that it shall not, and it shall not allow its Subsidiaries, to challenge the validity of the Applicable Premium in any insolvency proceeding and agree that they shall not object (or support any objection) to the payment thereof.

(f) (i) If (A) the Borrower or any Subsidiary of the Borrower Disposes of any property or assets pursuant to Section 6.09(e), (i) or (l) or (B) any Casualty Event occurs, the Borrower shall cause to be offered to be prepaid, on or prior to the date which is ten Business Days after the date of the realization or receipt by the Borrower or any Subsidiary of such Net Cash Proceeds, Term Loans in an aggregate principal amount equal to the Net Cash Proceeds received (it being understood, for the avoidance of doubt, that any such prepayment shall not be required to be made with the actual Net Cash Proceeds of any such Disposition and may be made with other available cash of the Borrower and its Subsidiaries); provided that, in the case of any Net Cash Proceeds received from a Disposition described in clause (i) above, if the Borrower or any of its Subsidiaries invests (or commits to invest) the Net Cash Proceeds from such Disposition (or a portion thereof) within 365 days after receipt of such Net Cash Proceeds in assets (other than current assets) used or useful in the business of the Borrower and the Subsidiaries (including any Investments in a Similar Business permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Cash Proceeds (or the applicable portion of such Net Cash Proceeds, if applicable) except to the extent of any such Net Cash Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 365 day period (or if committed to be so invested within such 365 day period, have not been so invested within 545 days after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so invested (or committed to be invested); provided, however, that no prepayment shall be required pursuant to this Section 2.08(f)(i) unless and until the amount at any time of Net Cash Proceeds from Dispositions and/or Casualty Events required to be offered at or prior to such time pursuant to this Section 2.08(f)(i) and not yet offered at or prior to such time to prepay Term Loans, after giving effect to the reinvestment rights set forth herein, exceeds (x) $1,000,000 for any single such Disposition or series of related Dispositions or such Casualty Event and (y) the greater of $30,000,000 and 7.5% of Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) in the aggregate for all such Dispositions made by the Borrower or any of its Subsidiaries in any fiscal year and not otherwise excluded pursuant to the foregoing clause (x), at which time the amount of such Net Cash Proceeds received in excess of the threshold set forth in this clause (y) in such fiscal year be will be applied as provided in this Section 2.08(f)(i), and (ii) upon the incurrence or issuance by the Borrower or its Subsidiaries of any Specified Refinancing Debt (other than Specified Refinancing Debt in respect of Revolving Loans), any Specified Refinancing Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01, the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower.

(g) At the Borrower’s option, the Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under Section 2.08(f)(i) at least five Business Days (or such shorter period of time as the Administrative Agent may agree in its reasonable discretion) prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.08(f)(i) (the “Prepayment Amount”). The Administrative Agent will promptly notify each applicable Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any applicable Lender may decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than four Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Lender does not give a notice to the Administrative Agent on or prior to such fourth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans under the Term Facility owing to the applicable Lenders (other than Declining Lenders) in the manner described in Section 2.08(f) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans, New Term Loans or Specified Refinancing Term Loans owing to Declining Lenders shall be retained by the Borrower (such amounts, “Declined Amounts”).

(h) Notwithstanding any other provisions of this Section 2.08, to the extent that any or all of the Net Cash Proceeds of any asset sale or other Disposition by a Subsidiary (a “Foreign Disposition”) giving rise to a prepayment event pursuant to Section 2.08(f) is prohibited, restricted or delayed by applicable local law (including, without limitation, financial assistance and corporate benefit restrictions and fiduciary and statutory duties of any directors or officers of such Subsidiaries) from being repatriated to the Borrower or such repatriation would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.08 but may be retained by the applicable Subsidiary (it being understood and agreed that the Borrower shall be under no obligation to cause or to attempt to cause the applicable Subsidiary to promptly take any actions reasonably required by the applicable local law to permit such repatriation, to monitor any such circumstances or to reserve cash for future repatriation after it has provided notice to the Administrative Agent of such prohibition, restriction, delay or risk).

(i) Notwithstanding any other provisions of this Section 2.08, to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition giving rise to a prepayment event pursuant to Section 2.08(f) would have an adverse Tax, accounting or regulatory cost or consequence (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Subsidiary.

Section 2.09 Fees

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee (the “Commitment Fee”), which shall accrue at the relevant percentage set forth in the row entitled “Commitment Fee” in the definition of “Applicable Rate” on the average daily amount of the unused Revolving Commitment of such Lender during the period from and including the Third Restatement Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the fifteenth day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Third Restatement Effective Date; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Third Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Third Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable on the fifteenth day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Third Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Agent Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.10 Interest

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the Daily Simple SOFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, at all times when an Event of Default listed in paragraph (a) or (b) of Article 7 has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments and upon the applicable Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the applicable Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Term SOFR Rate, or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11 Alternate Rate of Interest

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11, if prior to the commencement of any Interest Period for a Term Benchmark Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate or the Term SOFR Rate for such Interest Period (including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis); or

(ii) the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic communication as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.10 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Borrowing if the Daily Simple SOFR also is the subject of Section 2.11(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing, provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.10 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Loan if the Daily Simple SOFR also is the subject of Section 2.11(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.11), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i)if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or nonrepresentative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.11, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 2.12 Increased Costs

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term SOFR Rate) or any Issuing Bank;

(ii) subject the Administrative Agent, any Issuing Bank or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefore; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13 Break Funding Payments

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment or prepayment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise, including as a result of an Event of Default), (ii) the conversion of any

Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14 Taxes

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deduction or withholding for Indemnified Taxes (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent, Issuing Bank or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b) In addition, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Issuing Bank and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, or required to be withheld or deducted from any payment to such recipient by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by an Issuing Bank or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Issuing Bank or a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A)(i)-(iv), Section 2.14(f)(ii)(B) and Section 2.14(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Foreign Lender, if it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be required by law or requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a portfolio interest certificate in compliance with Section 2.14(f)(ii)(A)(iii), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate in compliance with Section 2.14(f)(ii)(A)(iii) on behalf of each such direct or indirect partner or partners; or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(B) In addition, any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

In addition, each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14(f) or Section 2.14(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender failed to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.14(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If any Lender, any Issuing Bank or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (w) any Lender, any Issuing Bank or the Administrative Agent may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender, such Issuing Bank or the Administrative Agent, whether to seek a refund for any Taxes; (x) any Taxes that are incurred by a Lender, an Issuing Bank or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender, such Issuing Bank or the Administrative Agent has made a payment to the Loan Party pursuant to this Section shall be treated as an Indemnified Tax for which the Loan Party is obligated to indemnify such Lender, such Issuing Bank or the Administrative Agent pursuant to this Section without any exclusions or defenses; (y) nothing in this Section shall require any Lender, any Issuing Bank or the Administrative Agent to disclose any confidential information to a Loan Party (including, without limitation, its tax returns); and (z) neither any Lender, any Issuing Bank nor the Administrative Agent shall be required to pay any amounts pursuant to this Section for so long as a Default or Event of Default exists. Notwithstanding anything to the contrary in this paragraph (h), in no event will any Lender, any Issuing Bank or the Administrative Agent be required to pay any amount to a Loan Party pursuant to this paragraph (h), the payment of which would place such Lender, such Issuing Bank or the Administrative Agent, as the case may be, in a less favorable net after-Tax position than such Lender, such Issuing Bank or the Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i) Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15 Payments Generally: Pro Rata Treatment; Sharing of Set-offs

(a) (i) Except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.12, 2.13 or 2.14, or otherwise) in Dollars prior to 12:00 noon, Local Time, on the date when due or the date fixed for any prepayment hereunder and (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent (i) in the case of payments denominated in Dollars, at its Principal Office and (ii) in the case of payments denominated in an Alternative Currency, at its Alternative Currency Payment Office for such Alternative Currency; provided that payments pursuant to Sections 2.12, 2.13 or 2.14 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Except as provided in any express provision of this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall, other than as expressly set forth herein, be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement, and all other payments hereunder and under each other Loan Document shall be made in Dollars. Notwithstanding the foregoing provisions of this Section, if, after the making of any LC Disbursement in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such Alternative

Currency with the result that such Alternative Currency no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Alternative Currency, then all payments to be made by the Borrower hereunder in such Alternative Currency shall instead be made when due in a currency that replaced such Alternative Currency or, if no such replacement currency exists, in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), paragraph (d) or (e) of Section 2.19, or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16 Mitigation Obligations: Replacement of Lenders

(a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees so assigned) or the Borrower (in the case of all other amounts so assigned), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent; provided, further, that in the event such Lender shall have received payment of the amount referred to in clause (ii) above, such Lender shall be deemed to have so assigned and delegated all its interests, rights and obligations under this Agreement and the other Loan Documents pursuant to the terms set forth in Exhibit A hereto. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.17 Defaulting Lenders

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Required Revolving Lenders and in Section 9.02.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(d); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.09(a) or participation fees pursuant to Section 2.09(b)(i) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive participation fees pursuant to Section 2.09(b)(i) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(d); and (B) with respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) So long as no Event of Default shall have occurred and be continuing, all or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the Dollar Equivalent of the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.17(d).

(b) If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) So long as any Lender is a Defaulting Lender, each Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any then existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iv) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.17(d).

(d) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Cash Collateral (or the appropriate portion thereof) provided to reduce each Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.17, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.18 Incremental Facilities

(a)

(i) At any time after the Third Restatement Effective Date, the Borrower may, from time to time upon notice by the Borrower to Administrative Agent specifying the proposed amount thereof, request one or more increases to an existing Class of Revolving Commitments (any such increase, the “New Revolving Commitments”), one or more increases to an existing Class of Term Loans (a “Term Commitment Increase”) or the addition of one or more new term loan facilities (each, a “New Term Facility” and the commitments in respect thereof, together with the commitments in respect of any Term Commitment Increase, the “New Term Commitments”) for itself or any Guarantor by an amount not to exceed:

(A) Solely with respect to New Revolving Commitments, an amount such that, on a pro forma basis after giving to any such New Revolving Commitments, the aggregate amount of all Revolving Commitments does not exceed $250,000,000 (the “Dollar-Based Revolving Incremental Facility”, and such amount, the “Dollar-Based Revolving Incremental Amount”), plus

(B) an unlimited amount, so long as, on a pro forma basis after giving effect to the incurrence of any such New Facility (and after giving effect to any acquisition or other transaction consummated in connection therewith), (A) with respect to indebtedness secured by the Collateral on a pari passu lien basis with the Initial Facilities, the First Lien Net Leverage Ratio is equal to or less than 3.50 to 1.00, (B) with respect to indebtedness secured by the Collateral on a junior lien basis to the Initial Facilities, the Senior Secured Net Leverage Ratio is equal to or less than 4.25 to 1.00, or (C) with respect to unsecured indebtedness or indebtedness that is expressly subordinated to the Initial Facilities (and, for the avoidance of doubt, is unsecured) either (1) the Fixed Charge Coverage Ratio is greater than or equal to 2.00 to 1.00 or (2) the Total Net Leverage Ratio is equal to or less than 5.25 to 1.00 (the “Ratio-Based Incremental Facility”, and such amount, the “Ratio-Based Incremental Amount”), plus

(C) except to the extent funded with the proceeds of long-term debt, an amount equal to all voluntary prepayments and repurchases of Term Loans pursuant to Section 2.08 (the “Prepayment-Based Incremental Facility”, and such amount, the “Prepayment-Based Incremental Amount” and, collectively with the Dollar-Based Revolving Incremental Amount and the Ratio-Based Incremental Amount, the “Available Incremental Amount”);

provided that that for purposes of any New Loan Commitments established pursuant to this Section 2.18 and Incremental Equivalent Debt incurred pursuant to Section 2.23 (x) the Borrower shall be deemed to have used amounts under the Ratio-Based Incremental Facility (to the extent permitted by the pro forma calculation of the applicable ratio) prior to utilization of the Dollar-Based Revolving Incremental Facility and the Prepayment-Based Incremental Facility (y) loans may be incurred under the Dollar-Based Revolving Incremental Facility, the Ratio-Based Incremental Facility and/or the Prepayment-Based Incremental Facility, and proceeds from any such incurrence under the Dollar-Based Revolving Incremental Facility, the Ratio-Based Incremental Facility and/or the Prepayment-Based Incremental Facility may be utilized in a single transaction by first calculating the incurrence under the Ratio-Based Incremental Facility (without inclusion of any amounts to be utilized under the Dollar-Based Revolving Incremental Facility and/or the Prepayment-Based Incremental Facility) and then calculating the incurrence under the Dollar-Based Revolving Incremental Facility and/or the Prepayment-Based Incremental Facility, as applicable and (z) in the event that any New Loans or New Loan Commitments (or a portion thereof) incurred under the Dollar-Based Revolving

Incremental Facility or the Prepayment-Based Incremental Facility subsequently meets the criteria of indebtedness incurred under the Ratio-Based Incremental Facility, then at such time such New Loans or New Loan Commitments shall automatically be divided, if applicable, and reclassified as indebtedness incurred under the Ratio-Based Incremental Facility, and the Dollar-Based Revolving Incremental Facility and/or the Prepayment-Based Incremental Facility, as applicable, shall be deemed to be increased by the amount so reclassified); provided, further, that, solely for the purpose of calculating the First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio to determine the availability under the New Facilities at the time of incurrence, any cash proceeds from a New Facility being incurred at such test date in calculating such First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio shall be excluded for the purposes of netting (however, to the extent the proceeds thereof are used to repay indebtedness, pro forma effect shall be given to such repayment of indebtedness).

(ii) Any Lender approached to participate in any New Loan Commitments may elect or decline, in its sole discretion, to participate in such increase or new facility. The Borrowers may also invite additional Eligible Assignees reasonably satisfactory to the Administrative Agent and, solely in connection with a New Revolving Commitment, with the consent of the Administrative Agent and each Issuing Bank under the Revolving Facility subject to such increase (to the extent the consent of the Administrative Agent or any of the Issuing Banks, as applicable, would be required to assign Revolving Loans to such Eligible Assignee, which consent shall not be unreasonably withheld or delayed) to become Lenders pursuant to a joinder agreement to this Agreement. The Administrative Agent (in its capacity as such) shall not be required to execute, accept or acknowledge any joinder agreement pursuant to this Section 2.18 and such execution shall not be required for any such joinder agreement to be effective; provided that, with respect to any New Facility, the Borrower must provide to the Administrative Agent the documentation providing for such New Facility; provided further, that the Borrower may appoint any person to arrange such New Facilities and provide such arranger any titles with respect to such facilities as it deems appropriate.

(iii) If (i) an existing Revolving Facility or Term Facility is increased in accordance with this Section 2.18 or (ii) a New Term Facility is added in accordance with this Section 2.18, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or New Term Facility among the applicable Lenders. The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of such increase or New Term Facility and the Increase Effective Date. In connection with (i) any increase in an existing Term Facility or Revolving Facility or (ii) any addition of a New Term Facility pursuant to this Section 2.18, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent (and the Lenders hereby authorize any such Administrative Agent to execute and deliver any such documentation)) in order to establish the New Term Facility or to effectuate the increases to the Term Facility or Revolving Facility and to reflect any technical changes necessary, advisable or appropriate to give effect to such increase or New Term Facility in accordance with its terms as set forth herein pursuant to the documentation relating to such New Term Facility. As of the Increase Effective Date, in the case of a Term Commitment Increase, (x) the amortization schedule for the Term Loan Facility then increased set forth in Section 2.07 (or any other applicable amortization schedule for New Term Loans, Specified Refinancing Term Loans or Extended Term Loans) shall be amended in writing (which may be executed and delivered by the Borrower and the Administrative Agent (and the Lenders hereby authorize any such Administrative Agent to execute and deliver any such documentation)) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans under such Term Facility being made on such date, such aggregate amount to be applied to increase such installments in a manner to ensure that such Term Commitment Increase is fungible with such Term Facility being increased and (y) call protection may be added to the Term Commitment Increase and the existing Term Facility being increased.

(iv) With respect to any New Revolving Commitment, Term Commitment Increase or addition of New Term Facility pursuant to this Section 2.18, (i) subject to Section 1.07, no Event of Default (or in the case of any such incurrence in connection with a Limited Condition Transaction, no Event of Default under clause (a), (b), (h) or (i) of Article 7) then exists or would exist immediately after giving effect to such increase; (ii) (A) any New Revolving Commitment shall have identical terms to the Revolving Facility being increased, (B) in the case of any Term Commitment Increase, the final maturity of the Term Loans increased pursuant to this Section shall be no earlier than the Latest Maturity Date for, and such additional Loans shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of, any other outstanding Term Loans and (C) in the case of any New Term Facility, such New Term Facility shall have a final maturity no earlier than the then Latest Maturity Date of any Term Facility and the Weighted Average Life to Maturity of such New Term Facility shall be no shorter than that of any existing Term Facility; provided that in no event shall any New Term Facility at the time of establishment thereof mature prior to the Maturity Date of the Revolving Facility then in effect and (iii) any such New Term Facility shall have the same terms as any Term Facility; provided that, notwithstanding the foregoing, such terms may differ from the terms of any Term Facility so long as agreed between the Borrower and the lenders providing such New Term Facility and so long as such different terms (w) to the extent more favorable to the existing Lenders than comparable terms existing in the Loan Documents, as reasonably determined by the Borrower in consultation with the Administrative Agent, are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements, including, for the avoidance of doubt, at the option of the Borrower, any increase in the Applicable Rate relating to any existing Term Facility to bring such Applicable Rate in line with the New Term Facility to achieve fungibility with such existing Term Facility, (x) are applicable only to periods after the Latest Maturity Date of the Term Facilities existing at the time of the incurrence of such indebtedness, (y) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith) or (z) are reasonably satisfactory to the Borrower and the Administrative Agent. Subject to the foregoing, the conditions precedent to each such increase or New Loan Commitment shall be solely those agreed to by the Lenders providing such increase or New Loan Commitment, as applicable, and the Borrower.

(v) On the Increase Effective Date with respect to an increase to the existing Revolving Facility, (x) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the increase to the Revolving Commitments (each, a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding LC Exposure such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in LC Exposure will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and (y) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the Increase Effective Date be prepaid from the proceeds of Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.13. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. Term Loans in respect of any Term Commitment Increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.02 and 2.03 and on the date of the making of such New Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.02 and 2.03, such New Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the applicable Term Facility on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Facility will participate proportionately in each then outstanding Borrowing of Term Loans under the Term Facility.

(vi) (i) any New Facility shall rank pari passu in right of payment with the other Facilities, not be Guaranteed by any Person that is not the Borrower or Guarantor under each of the other Facilities, and be unsecured, secured either on a first lien “equal and ratable” basis with the other Facilities or on a “junior” basis to the other Facilities, in each case over the same (or less) Collateral that secures the Facilities, (ii) any New Facility shall, for purposes of prepayments, be treated substantially the same as (and in any event no more favorably than) any Term Facility or Revolving Facility, as the case may be, unless the Borrower otherwise elects (but in any event no more favorably than the existing Term Loans with respect to mandatory prepayments) and (iii) with respect to any Dollar-denominated New Term Facility that is incurred on or prior to the date that is 24 months after the Third Restatement Effective Date and that is secured by the Collateral on a pari passu basis with the Obligations in respect of the Initial Facilities, the All-in Yield payable by the Borrower applicable to such New Term Facility shall be determined by the Borrower and the Lenders providing such New Term Facility and shall not be more than 50 basis points higher than the corresponding All-in Yield payable by the Borrower for the Initial Term Loans, unless the All-in Yield with respect to the Initial Term Loans is increased to the amount necessary so that the difference between the All-in Yield with respect to such New Term Facility and the corresponding All-in Yield on the Initial Term Loans is equal to 50 basis points (provided that, to the extent such increase in All-in Yield is the result of a Term SOFR Rate “floor” with respect to such New Term Facility, the increase in All-in Yield for the Initial Term Loans shall be effected solely through an increase in such “floor” applicable to the Initial Term Loans to the extent of the All-in Yield differential).

Section 2.19 Letters of Credit

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (and subject to the terms of this Section 2.19, the applicable Issuing Bank shall issue) Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, (i) the Borrower shall not request, and no Issuing Bank shall issue, any Letter of Credit the proceeds of which would be made to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country, region or territory, that at the time of such funding is a Sanctioned Country or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank now or hereafter in effect applicable to letters of credit generally and (iii) in no event shall Goldman Sachs Lending Partners LLC be required to issue any Letters of Credit denominated in New Taiwan Dollars.

(b) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a written Letter of Credit Request in a form acceptable to the Administrative Agent and the applicable Issuing Bank and signed by the Borrower requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Equivalent of the LC Exposure shall not exceed the LC Sublimit, (ii) the sum of the Dollar Equivalents of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments, (iii) the Dollar Equivalent of the LC Exposure of the applicable Issuing Bank shall not exceed the LC Commitment applicable to such Issuing Bank and (iv) the Dollar Equivalent of the Revolving Credit Exposure of the applicable Issuing Bank shall not exceed the Revolving Commitment of such Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that any Letter of Credit issued in connection with a lease by the Borrower in respect of real property that provides for annual payments in an amount greater than or equal to $5,000,000 may have a longer tenor as agreed upon by the Borrower and the applicable Issuing Bank, and (ii) the date that is five Business Days prior to the applicable Revolving Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit; provided that the Lenders’ participations in a Letter of Credit shall terminate upon giving effect to any Deemed LC Termination in respect of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the applicable Agreed Currency (i) not later than 12:00 noon, Local Time, one Business Day following the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or (ii) if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the second Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an amount equal to the Dollar Equivalent of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, (x) any LC Disbursement denominated in an Alternative Currency shall automatically be converted to an LC Disbursement denominated in Dollars in an amount equal to the Dollar Equivalent of such LC Disbursement at such time and (y) the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or such Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent of such LC Disbursement on the date such LC Disbursement is made.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder and, upon receipt of such notice, the Administrative Agent shall promptly notify the Borrower by telephone (confirmed by telecopy or electronic mail) of the same; provided that any failure to give or delay by the Issuing Bank or the Administrative Agent in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.10(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent, any Issuing Bank or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall provide Cash Collateral in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article 7. Such Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Resignation of an Issuing Bank. Any Issuing Bank may resign at any time that such Issuing Bank (or its applicable Affiliate) ceases to hold a Revolving Commitment hereunder. The Administrative Agent shall notify the Lenders of any such resignation of any Issuing Bank. After the resignation of an Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(l) Deemed Letter of Credit Requests. The Borrower may, from time to time, request (a “Deemed LC Request”) that (i) any undrawn Letter of Credit issued hereunder be deemed to be terminated and issued under a separate letter of credit facility with the applicable Issuing Bank (a “Deemed LC Termination”) or (ii) any undrawn letter of credit issued under a separate letter of credit facility with an Issuing Bank be deemed to be terminated and issued hereunder as a Letter of Credit (a “Deemed LC Issuance”). Any such Deemed LC Request shall identify the applicable Letter of Credit, and the Deemed LC Termination or Deemed LC Issuance specified therein shall, subject to the prior written consent of each of the Administrative Agent and the applicable Issuing Bank (which consent may be withheld in its sole discretion) and, in the case of any Deemed LC Issuance, the satisfaction of the conditions set forth in Section 4.02, be effective upon receipt of such written consent.

Section 2.20 [Reserved]

Section 2.21 Extension Offers

(a) At any time after the Third Restatement Effective Date, the Borrower may from time to time, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Classes (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days or more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders” and such Lenders who do not accept the applicable Extension Offer, the “Non-Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Extension Request Class as to which such Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects except that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (ii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they shall be true and correct in all respects, and (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.21, including any amendments necessary to treat the applicable Loans and/or Commitments of the accepting Lenders as a new Class of Loans and/or Commitments hereunder; provided that, in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Bank, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Maturity Date, as such term is used in reference to Letters of Credit, may not be extended without the prior written consent of each Issuing Bank.

Section 2.22 Specified Refinancing Debt

(a) At any time after the Third Restatement Effective Date, the Borrower may, from time to time, (1) add one or more new term loan facilities and new revolving facilities to the Facilities (“Specified Refinancing Facilities”; and the commitments in respect of such new term facilities, the “Specified Refinancing Term Commitment” and the commitments in respect of such new revolving facilities, the “Specified Refinancing Revolving Commitment”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance (i) all or any portion of any Term Loans then outstanding under this Agreement and (ii) all or any portion of the Revolving Facility, or (2) add one or more additional series of senior secured or unsecured notes (“Specified Refinancing Notes”, and together with the Specified Refinancing Facilities, “Specified Refinancing Debt”) to refinance all or any portion of any Term Loans then outstanding under this Agreement, in the case of each of clause (1) and (2), pursuant to a Refinancing Amendment; provided that such Specified Refinancing Facilities and Specified Refinancing Notes: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not have obligors other than the Loan Parties or entities who shall have become Loan Parties; (iii) will be (x) unsecured or (y) secured by all or a portion of the Collateral on a first lien “equal and ratable” basis with the Liens on the Collateral securing the Obligations or on a “junior” basis to the Liens on the Collateral securing the Obligations in each case over the same (or less) Collateral that secures the Obligations (in each case, if documented in an agreement that is separate from this Agreement, subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent); (iv) will have such other terms and conditions (excluding pricing and optional prepayment or redemption terms) (x) substantially identical to, or (when taken as a whole) less favorable to the lenders or investors providing such Specified Refinancing Facilities or Specified Refinancing Notes, as the case may be, than those applicable to the Term Loans or Revolving Commitments being refinanced (as determined by the Borrower in good faith) (except covenants and other provisions (1) applicable only to periods after the Latest Maturity Date or (2) as are incorporated into this Agreement for the benefit of all Lenders (which terms may be so incorporated in the applicable Refinancing Amendment notwithstanding any voting requirements in Section 9.02 to the contrary) or (y) that reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith), (v) (x) to the extent refinancing a Revolving Facility, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the scheduled Maturity Date of the Revolving Facility being refinanced and (y) to the extent refinancing Term Loans, will have a maturity date that is not prior to the date that is the scheduled Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced; (vi) the Net Cash Proceeds of such Specified Refinancing Facilities and Specified Refinancing Notes shall be applied, substantially concurrently with the incurrence or issuance thereof, to the prepayment of outstanding Loans being so refinanced (and, in the case of Revolving Loans, a corresponding amount of Revolving Commitments shall be permanently reduced), in each case pursuant to Section 2.06 and/or 2.08, as applicable, and the payment of fees, expenses and premiums, if any, payable in connection therewith; and (vii) Specified Refinancing Notes will not be subject to any amortization or mandatory redemption or prepayment provisions (other than customary asset sale and change of control provisions). Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. To achieve the full amount of a requested incurrence or issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent and each applicable Issuing Bank in the case of Specified Refinancing Revolving Commitments (to the extent the consent of any of the Administrative Agent or foregoing Issuing Bank, as applicable, would be required to assign any Loans subject to such refinancing to such Eligible Assignee, which consent shall not be unreasonably withheld or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt.

(b) The effectiveness of any Refinancing Amendment shall be subject to conditions as are mutually agreed with the participating lenders or investors providing such Specified Refinancing Debt (which may include receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements with respect to the Borrower and the Guarantors, including any supplements or amendments to the Security Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Third Restatement Effective Date pursuant to this Agreement or delivered from time to time pursuant to Section 5.10 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent)). The Lenders hereby authorize the Administrative

Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary, desirable or appropriate in order to establish new tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary, desirable or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranche, in each case on terms consistent with and/or to effect the provisions of this Section 2.22.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including, if applicable in the case of Specified Refinancing Facilities, the addition of such Specified Refinancing Facilities as a separate Class hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary, desirable or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of or consistent with this Section 2.22. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of a Revolving Loan shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding extended revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

Section 2.23 Incremental Equivalent Debt.

(a) At any time after the Third Restatement Effective Date, the Borrower may, from time to time, upon notice by the Borrower to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, request to issue or incur one or more series of senior secured, senior unsecured, senior subordinated or subordinated notes or loans or any other indebtedness (which notes or loans or other indebtedness, if secured, shall be secured by the Collateral on a first lien “equal and ratable” basis to the Liens on the Collateral securing the Obligations or on a “junior” basis with the Liens on the Collateral securing the Obligations in each case over the same (or less) Collateral that secures the Obligations) (such notes or loans or other indebtedness, collectively, “Incremental Equivalent Debt”) in an amount not to exceed the Available Incremental Amount at the time of incurrence; provided that the Dollar-Based Revolving Incremental Amount shall not be available for the purpose of incurring Incremental Equivalent Debt. The Borrower may appoint any Person that is not an Affiliate of the Borrower as arranger of such Incremental Equivalent Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Incremental Equivalent Debt Arranger”).

(b) As a condition precedent to the incurrence of any Incremental Equivalent Debt pursuant to this Section 2.23, (i) such Incremental Equivalent Debt shall not be Guaranteed (whether as Guarantor, co-borrower or otherwise) by any Person that is not a Loan Party or that does not become a Loan Party, (ii) to the extent secured by the Collateral, such Incremental Equivalent Debt shall be subject to an intercreditor agreement in form and in substance reasonably acceptable to the Administrative Agent, (iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the then Latest Maturity Date of the Term Facilities, (iv) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall not be shorter than that of any then-existing Term Loans, (v) such Incremental Equivalent Debt, shall, for purposes of prepayments, be treated substantially the same as (and in any event no more favorably than) any Term Facility unless the Borrower otherwise elects (but in any event no more favorably than the existing Term Loans with respect to mandatory prepayments), (vi) such Incremental Equivalent Debt shall not require mandatory prepayments to be made except to the extent required to be applied first pro rata (or greater than pro rata) to the Term Facility and any pari passu secured Incremental Equivalent Debt, (vii) subject to clauses (iii) and (iv) above with respect to final maturity and Weighted Average Life to Maturity, the amortization schedules, any fees payable in connection with such Incremental Equivalent Debt and all other terms of such Incremental Equivalent Debt will be as agreed between the Borrower and the applicable providers of such Incremental Equivalent Debt and (viii) with respect to any Dollar-denominated Incremental Equivalent Debt that is incurred on or prior to the date that is 24 months after the Third Restatement Effective Date and that is secured by the Collateral on a pari passu basis with the Obligations in respect of the Initial Facilities, the All-in Yield payable by the Borrower applicable to such Incremental Equivalent Debt shall be determined by the Borrower and the Lenders providing such Incremental Equivalent Debt and shall not be more than 50 basis points higher than the corresponding All-in Yield payable by the Borrower for the Initial Term Loans, unless the All-in Yield with respect to the Initial Term Loans is increased to the amount necessary so that the difference between the All-in Yield with respect to such Incremental Equivalent Debt and the corresponding All-in Yield on the Initial Term Loans is equal to 50 basis points (provided that, to the extent such increase in All-in Yield is the result of a Term SOFR Rate “floor” with respect to such Incremental Equivalent Debt, the increase in All-in Yield for the Initial Term Loans shall be effected solely through an increase in such “floor” applicable to the Initial Term Loans to the extent of the All-in Yield differential); provided that, notwithstanding the foregoing, such Incremental Equivalent Debt shall not have covenants and events of default (excluding pricing and optional prepayment and redemption terms) that are materially more restrictive (as determined by the Borrower in good faith) when taken as a whole than the covenants and events of default applicable to the then existing Term Facility unless such more restrictive covenants and/or events of default (w) are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders of Term Loans (to the extent applicable to such Lender of Term Loans) without further amendment requirements (which amendment may be effected by only the Borrower and the Administrative Agent), (x) are applicable only to periods after the Latest Maturity Date of the Term Facility existing at the time of incurrence of such Incremental Equivalent Debt, (y) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith) or (z) are reasonably satisfactory to the Borrower and the Administrative Agent. Subject to the foregoing, the conditions precedent to each such incurrence shall be agreed to by the applicable creditors providing such Incremental Equivalent Debt and the Borrower.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers

Each of the Borrower and its Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability

The Transactions are within the Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrower and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals: No Conflicts

The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (b) except as would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Borrower or any of its Subsidiaries, (d) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than liens arising pursuant to the Security Documents).

Section 3.04 Financial Condition: No Material Adverse Change

(a) The Borrower has heretofore furnished to the Administrative Agent (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended June 30, 2023 and June 30, 2022, reported on by Ernst & Young LLP, independent public accountants and (ii) its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the fiscal quarters ended September 30, 2023, December 31, 2023 and March 31, 2024 and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since June 30, 2023, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.05 Properties

(a) Except for Liens permitted pursuant to Section 6.02, each of the Borrower and its Subsidiaries has good title to, or (to the knowledge of the Borrower or any Subsidiary) valid leasehold interests in or rights to use, all its real and personal property (other than intellectual property, which is subject to Section 3.05(b)) material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interests, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries owns, or has the valid and enforceable right to use, all Intellectual Property material to its business as currently conducted, free and clear of all Liens other than Liens permitted by Section 6.02, and the operation of such business or the use of such Intellectual Property rights by the Borrower and its Subsidiaries does not infringe upon, misappropriate, or otherwise violate the rights of any other Person, except for any such infringements, misappropriations, or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters

Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing (including “cease and desist” letters and invitations to take a patent license) against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

Except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements: No Default

Each of the Borrower and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and rights and all indentures, agreements, and other instruments binding upon it or its property and rights, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment Company Status

None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09 Margin Stock

None of the Borrower or any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U or Regulation X issued by the Board and all official rulings and interpretations thereunder or thereof.

Section 3.10 Taxes

Except as set forth on Schedule 3.10 or as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Borrower and its Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby and (iii) each of the Borrower and its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.11 ERISA

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in any Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification) except as would not reasonably be expected to result in any Material Adverse Effect. No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect.

(b) There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(c) None of the Borrower, any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan, except as would not reasonably be expected to result in any Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Subsidiary or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, that would reasonably be expected either singly or in the aggregate to result in any Material Adverse Effect.

(e) The Borrower, its Subsidiaries and its ERISA Affiliates have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in any Material Adverse Effect.

(f) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. The Borrower, any Subsidiary, and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Borrower, any Subsidiary or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC except as would not reasonably be expected to result in a Material Adverse Effect, save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to result in a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan, except as would not reasonably be expected to result in any Material Adverse Effect. None of the Borrower, any Subsidiary or any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA, except as would not reasonably be expected to result in any Material Adverse Effect.

(g) Each Non-U.S. Plan sponsored or maintained by the Borrower or or one or more Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, except as would not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is required to be funded, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.12 Disclosure

As of the Third Restatement Effective Date, all written information provided by any Responsible Officer of the Borrower in formal presentations or in any formal meeting or conference call (other than any projected financial information, estimates, forecasts and other forward-looking information and information of a general economic or industry specific nature) to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder, as modified or supplemented by other information so furnished and when taken as a whole and together with any information disclosed in the Borrower’s public filings with the Securities and Exchange Commission, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that, with respect to any projected financial information, estimates and forecasts, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information, estimates forecasts and all other information concerning future proposed and intended activities are forward-looking statements by their nature and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections, forecasts or estimates will be realized and that actual results during the period or periods covered by any such projected financial information, forecasts and estimates may differ significantly from the projected results and such differences may be material).

Section 3.13 Subsidiaries

Schedule 3.13(a) sets forth as of the Third Restatement Effective Date a list of all Subsidiaries, together with (a) the percentage ownership (directly or indirectly) of the Borrower therein and (b) whether such Subsidiary is a Guarantor or an Excluded Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Subsidiaries of the Borrower are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02.

Section 3.14 Solvency

As of the Third Restatement Effective Date, the Borrower is, individually and together with its Subsidiaries, and after giving effect to the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.

Section 3.15 Anti-Terrorism Law

(a) To the extent applicable, neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of its Affiliates, is in violation of any legal requirement relating to Sanctions or any laws with respect to terrorism or money laundering (collectively, “Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the USA Patriot Act.

(b) None of (x) the Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or (y) to the knowledge of the Borrower, any agent or Affiliate of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Sanctioned Person.

(c) Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of its Affiliates, (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of, a Person described in Section 3.15(b)(i)-(v) above, except as permitted under U.S. law, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) The Borrower will not use, and will not permit any of its Subsidiaries or Affiliates to use, the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person described in Section 3.15(b)(i)-(v) above, for the purpose of financing the activities of any Person described in Section 3.15(b)(i)-(v) above, in any Sanctioned Country or in any other manner that would violate any Anti-Terrorism Laws or Sanctions by any party hereto.

Section 3.16 Anti-Corruption Laws and Sanctions

(a) No part of the proceeds of the Loans or Letters of Credit will be used by the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, any of its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any applicable Anti-Corruption Law.

(b) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees, Affiliates and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees, and, to the knowledge of the Borrower, its Affiliates and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

Section 3.17 Security Documents

The Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest (subject to Liens permitted by Section 6.02) in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Security Agreement (and defined therein), when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 3 to the Security Agreement in appropriate form are filed in the offices specified on Schedule 3 to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien on, and security interest (subject to Liens permitted by Section 6.02) in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.02).

ARTICLE 4

CONDITIONS

Section 4.01 Third Restatement Effective Date

The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto, either (i) a counterpart of the Third Restatement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Third Restatement) that such party has signed a counterpart of the Third Restatement.

(b) The Administrative Agent shall have received (i) a reaffirmation agreement in respect of the Security Agreement, executed and delivered by the Borrower and in form and substance reasonably acceptable to the Administrative Agent, and (ii) a Note executed by the Borrower in favor of each Lender requesting a Note in advance of the Third Restatement Effective Date.

(c) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Third Restatement Effective Date) of Simpson Thacher & Bartlett LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Third Restatement Effective Date and executed by a Secretary or Assistant Secretary thereof, which shall (A) certify that attached thereto are (w) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (x) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Third Restatement Effective Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, (y) true and complete copies of the resolutions of the board of directors of such Loan Party approving the transactions contemplated by the Loan Documents to which each such Loan Party is a party and the execution and delivery of such Loan Documents to be delivered by such Loan Party on the Third Restatement Effective Date, and all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Loan Documents and (B) certify the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, to be delivered by such entity on the Third Restatement Effective Date and the other documents to be delivered hereunder on the Third Restatement Effective Date, and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of each Loan Party and authorization of the transactions contemplated hereby.

(e) The Administrative Agent shall have received (i) a certificate, dated the Third Restatement Effective Date and signed on behalf of the Borrower by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 as of the Third Restatement Effective Date, and (ii) a certificate, dated the Third Restatement Effective Date and signed on behalf of the Borrower by a Financial Officer of the Borrower, certifying that, as of the Third Restatement Effective Date, the Borrower is, individually and together with its Subsidiaries, and after giving effect to the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.

(f) The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrower on the Third Restatement Effective Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least three business days prior to the Third Restatement Effective Date, on or before the Third Restatement Effective Date.

(g) The Administrative Agent shall have received, to the extent reasonably requested by any of the Lenders at least five Business Days prior to the Third Restatement Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(h) The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended at least 90 days prior to the Third Restatement Effective Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and at least 30 days prior to the Third Restatement Effective Date as to which such financial statements are available.

(i) All outstanding Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement, and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank.

(j) The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Third Restatement Effective Date pursuant to documentation satisfactory to the Administrative Agent.

(k) Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(l) Substantially concurrently with the funding of the Initial Term Loans, the Borrower shall repurchase, repay, acquire or otherwise satisfy at least $800,000,000 aggregate principal amount of the 2026 Convertible Notes.

(m) Immediately prior to the effectiveness of the Third Restatement, all outstanding Revolving Commitments under the Existing Credit Agreement shall have been terminated pursuant to Section 2.06 thereof.

The Administrative Agent shall notify the Borrower and the Lenders of the Third Restatement Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 8, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed the Third Restatement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Third Restatement Effective Date specifying its objection thereto.

Section 4.02 Each Credit Event

The obligation of each Lender to make a Loan on the occasion of any Borrowing (provided that a conversion or a continuation shall not constitute a “Borrowing” for purposes of this Section 4.02), and of the applicable Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to clause (b), to year-end audit adjustments and the absence of footnotes), respectively, of Section 5.01, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they shall be true and correct in all respects;

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

(c) The Borrower shall be in compliance with the covenant set forth in Section 6.10(a) and (b) on the date of, and after giving pro forma effect to, such Borrowing or such issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (a), (b) and (c) of this Section have been satisfied as of the date thereof.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, or shall have been Cash Collateralized in an amount not less than the Minimum Collateral Amount, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information

The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any extension of the annual financial statement reporting deadline granted by the SEC or other applicable regulatory body and generally applicable to all non-accelerated filers) (or, if such financial statements are not required to be filed with the SEC, within 120 days after the end of each fiscal year of the Borrower), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the near-term maturity of any Indebtedness, including the maturity of the Commitments and the Loans at the applicable Maturity Date, or the anticipated lack of compliance with any financial covenant) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any extension of the quarterly financial statement reporting deadline granted by the SEC or other applicable regulatory body and generally applicable to all non-accelerated filers) (or, if such financial statements are not required to be filed with the SEC, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) commencing June 30, 2024, concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D attached hereto (i) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth a reasonably detailed calculation of the First Lien Net Leverage Ratio, (iii) demonstrating compliance with, Section 6.10(a) and, to the extent applicable, Section 6.10(b), (iv) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate and (v) setting forth a description of any registered patents, registered trademarks or registered copyrights acquired, exclusively licensed or developed by the Borrower and its Subsidiaries since the Third Restatement Effective Date or the date of the most recent certificate delivered pursuant to this Section 5.01(c) prior to the date thereof, as applicable;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e) promptly following any request in writing (including any electronic message) therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request (excluding for the avoidance of doubt any information (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on the Borrower or its Subsidiaries or (z) is subject to attorney-client or similar privilege or constitutes attorney work-product) and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Information required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR), or (ii) such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 5.02 Notices of Material Events

The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) the occurrence of any Default or Event of Default;

(b) to the extent not disclosed in any of the Borrower’s public filings with the SEC, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that would reasonably be expected to be adversely determined and if adversely determined would reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of Third Amended and Restated Credit Agreement dated May 30, 2024” and (iii) shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business

The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of organization and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not apply to expiration of intellectual property rights at the end of their natural statutory term or prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (ii) none of the Borrower or any of its Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04 Payment of Taxes

The Borrower will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) to the extent required by GAAP, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05 Maintenance of Properties; Insurance

The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06 Books and Records; Inspection Rights

The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with general accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder). The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records to the extent reasonably necessary, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of the Borrower or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies, extracts or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on the Borrower or its Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.07 ERISA Events

The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Compliance with Laws and Agreements

The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and rights and all indentures, agreements, and other instruments binding upon it or its property and rights, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

Section 5.09 Use of Proceeds

(a) The proceeds of the Initial Term Loans incurred on the Third Restatement Effective Date shall be used, together with cash on hand, (i) to prepay the all term loans outstanding under the Existing Credit Agreement on the Third Restatement Effective Date, (ii) to repurchase, repay, acquire or otherwise satisfy a portion of the 2026 Convertible Notes and (iii) to pay fees and expenses incurred in connection with the foregoing.

(b) The proceeds of Loans incurred and Letters of Credit issued after the Third Restatement Effective Date will be used only for working capital and general corporate purposes, including, without limitation, capital expenditures, for stock repurchases under stock repurchase programs approved by the Borrower and for acquisitions not prohibited hereunder. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.10 Guarantors; Additional Collateral

(a) If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b) as the case may be, any Person shall have become a Domestic Subsidiary (other than an Excluded Subsidiary), then the Borrower shall, within 30 days (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) after delivery of such financial statements, cause such Domestic Subsidiary to (i) enter into a guaranty agreement (a “Guaranty”) in substantially the form of Exhibit E hereto, or, if a Guaranty has previously been entered into by a Domestic Subsidiary (and remains in effect), a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent to such Guaranty and (ii) (A) enter into a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent to the Security Agreement and (B) take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest (subject to Liens permitted by Section 6.02) in the Collateral described in the Security Agreement with respect to such Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions, and filings with the United States Copyright Office, as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions consistent with the legal opinions delivered on the Third Restatement Effective Date, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that the Borrower and its Subsidiaries shall not be required to take any action under this Section 5.10(a) if prior to the end of such 30 day period (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) such Person ceases to be a Domestic Subsidiary as a result of a transfer of assets from such Person to the Borrower in a transaction or transactions permitted under this Agreement; provided, further, that in the event that any Person owning Material Intangible Assets becomes a Subsidiary after the Third Restatement Effective Date, either (x) such Material Intangible Assets (to the extent not already owned by the Borrower or a Guarantor) shall be transferred to the Borrower or any Guarantor within 60 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) of the consummation of the transaction pursuant to which such Person became a Subsidiary or (y) the Person which owns such Material Intangible Assets (to the extent not already a Guarantor) shall become a Guarantor within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the consummation of the transaction pursuant to which such Person became a Subsidiary.

(b) If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, any Foreign Subsidiary (not including any Immaterial Subsidiary) that is a direct Subsidiary of any Loan Party shall have been created or acquired after the Third Restatement Effective Date by any Loan Party, the Borrower will, or will cause the applicable Guarantor to, within 60 days (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) after delivery of such financial statements, (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Liens permitted by Section 6.02) in 66% of the total outstanding voting Equity Interests of any such Foreign Subsidiary, (ii) deliver to the Administrative Agent any certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions consistent with the legal opinions delivered on the Third Restatement Effective Date, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that the Borrower shall not be required to take such steps to the extent (i) such pledge is prohibited under applicable foreign law or the organizational documents of such Foreign Subsidiary (but only if such prohibition in organizational documents cannot be removed through the commercially reasonable efforts of the Borrower), (ii) such pledge requires any governmental or third party consent (not including consents from any Affiliates of the Borrower), (iii) such pledge would reasonably be expected to cause material adverse tax (including foreign tax) consequences to the Borrower or its Subsidiaries, or (iv) the cost of pledging, perfecting or maintaining such pledge would exceed the practical benefits to the Lenders to be afforded thereby (as determined by both the Borrower and the Administrative Agent).

(c) If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, any property shall be acquired by any Loan Party (other than (x) any property described in paragraphs (a) or (b) above or paragraph (d) below and (y) any property subject to a Lien expressly permitted by Section 6.02) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, the Borrower will, or will cause the applicable Loan Party to, within 30 days (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) after the delivery of such financial statements (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent.

(d) If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, any fee interest in any real property having a fair market value (as reasonably determined by the Borrower) of at least $1,000,000 shall be acquired by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 6.02), the Borrower will, or will cause the applicable Loan Party to, within 30 days (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) after the delivery of such financial statements (i) execute and deliver a first priority mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Subject to Section 5.10(f) with respect to any Foreign Guarantors, none of the Borrower or its Subsidiaries shall be required to take any action outside of the United States to create or perfect any security interest in the Collateral (including the registration of Intellectual Property in, and the execution of any agreement, document or other instrument governed by the law of, any jurisdiction other than the United States, any State thereof or the District of Columbia).

(f) Notwithstanding anything herein or in any other Loan Document to the contrary, the Borrower shall, no later than 30 days (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) after each date on which financial statements are delivered (or, if earlier, are required to be delivered) pursuant to Section 5.01(a) or (b) as the case may be, take such actions as are necessary to cause the Guarantor Coverage Requirement to be satisfied as of the last day of the most recently ended fiscal quarter of the Borrower (determined as if any additional Loan Parties had been Loan Parties on such date), including by (i) causing each Domestic Subsidiary to execute and deliver, or cause to be executed and delivered, each document referred to in Section 5.10(a) and (ii) if, after giving effect to the addition of each Domestic Subsidiary as a Loan Party pursuant to the foregoing clause (i) (if any, and without prejudice to the obligation to cause all such Domestic Subsidiaries to become Loan Parties prior to the addition of any Foreign Guarantors), the Guarantor Coverage Requirement would not be satisfied, causing one or more Foreign Subsidiaries, as selected by the Borrower, to execute and deliver a Guaranty (or an agreement in form and substance reasonably satisfactory to the Administrative Agent to any existing Guaranty) in order to satisfy the Guarantor Coverage Requirement and take all actions necessary or advisable, including the execution and filing of such agreements, documents and other instruments governed by the law of the jurisdiction of organization of such Foreign Guarantor as the Administrative Agent may reasonably request, to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in 100% of the Equity Interests in such Foreign Guarantor and the assets and property of such Foreign Guarantors, and, if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that no Foreign Guarantor shall be required to grant security interests in its property or assets so long as (x) the Administrative Agent, on behalf of the Secured Parties, shall have received a perfected pledge of 100% of the Equity Interests in such Foreign Guarantor and (y) such Foreign Guarantor does not have any Indebtedness for borrowed money (other than intercompany indebtedness owing to the Borrower or any other Guarantor) or any Liens securing any such Indebtedness (and, for the avoidance of doubt, Foreign Guarantors will be considered Loan Parties for purposes of the Guarantor Coverage Requirement only to the extent they are in compliance with each of the foregoing clauses (x) and (y)) and provided further, no Foreign Subsidiary shall be required to be added as a Guarantor hereunder if any such joinder (i) is prohibited under applicable foreign law or the organizational documents of such Foreign Subsidiary (but only if such prohibition in organizational documents cannot be removed through the commercially reasonable efforts of the Borrower), (ii) requires any governmental or third party consent (not including consents from any Affiliates of the Borrower), (iii) would reasonably be expected to cause material adverse tax (including foreign tax) consequences to the Borrower or its Subsidiaries, or (iv) the cost of consummating such joinder would exceed the practical benefits to the Lenders to be afforded thereby (as determined by both the Borrower and the Administrative Agent).

(g) Within the time periods after the Third Restatement Effective Date specified in Schedule 5.10(g) (or such later date as the Administrative Agent may reasonably agree), the Borrower shall deliver the documents specified on Schedule 5.10(g).

Section 5.11 Cash Management

The Borrower shall, and shall cause each Guarantor to:

(a) maintain all cash management and treasury business with the Administrative Agent and Permitted Third Party Banks, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than (i) any account in which the aggregate average daily maximum balance over a 30-day period does not at any time exceed $250,000, provided that the aggregate average daily maximum balance over a 30-day period of all such accounts described in this clause (i) shall not at any time exceed $3,000,000, (ii) zero-balance accounts solely for the purpose of managing local disbursements, payroll and withholding, (iii) Fiduciary Accounts (collectively, the “Unrestricted Accounts”), all of which the Loan Parties may maintain without restriction (with the exception of those restrictions permitted under Section 6.02(n)), and (iv) accounts specified in Schedule 5.11, for the period stated therein), in each case subject to the terms of any Control Account Agreement (each such deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, in which the Borrower and each of its Subsidiaries shall have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, and, which shall be subject to a Control Account Agreement; provided that any account with the Administrative Agent shall not be required to be subject to a Control Account Agreement; if any Event of Default has occurred and is continuing and, other than in the case of any Event of Default under clause (a), (b), (h) or (i) of Article 7, such Event of Default has continued for ten Business Days, the Administrative Agent may in its reasonable discretion, and is hereby authorized to, cause the applicable depositary bank or securities intermediary to honor the instructions of the Administrative Agent with respect to any Controlled Account in accordance with the terms of the applicable Control Account Agreement; provided that within 120 days of the Second Restatement Effective Date (or such longer period of time as the Administrative Agent may agree in its reasonable discretion), the Borrower will move any accounts exceeding the $250,000 threshold in clause (i) to accounts maintained with the Administrative Agent (such time period, the “Cash Management Post Closing Period”); and

(b) after the Cash Management Post Closing Period has elapsed, deposit, no later than ten Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case except for (i) cash and Cash Equivalents the aggregate value of which does not exceed, collectively with any amounts held in Unrestricted Accounts (other than amounts described in clause (ii) of this sentence), $3,000,000 at any time, (ii) amounts held in any Unrestricted Account solely for the purposes of managing local disbursements, payroll and withholding and any amounts held in a Fiduciary Account and (iii) accounts specified in Schedule 5.11, for the period stated therein.

Section 5.12 Further Assurances

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower will (a) correct any error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens created thereunder and (ii) assure, preserve, protect and confirm more effectively unto the Lenders, or the Administrative Agent for the benefit of the Lenders, the rights granted to the Lenders, or the Administrative Agent for the benefit of the Lenders, under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, or shall have been Cash Collateralized in an amount not less than the Minimum Collateral Amount, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness other than:

(a) Indebtedness existing on the Third Restatement Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness to the extent the principal amount thereof is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(c) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(d) Indebtedness of the Borrower or any Subsidiary (other than any Foreign IP Subsidiary) constituting Capital Lease Obligations and Purchase Money Indebtedness; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (d) at any time shall not exceed the greater of (i) $15,000,000 and (ii) 5.0% of Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(e) Indebtedness constituting letters of credit not to exceed $250,000,000 at any time outstanding;

(f) Indebtedness of the Borrower or any Subsidiary (other than any Foreign IP Subsidiary) in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $150,000,000 and (ii) 25% of Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (provided that any Indebtedness incurred in reliance on this clause (f) shall be subject to the Required Additional Debt Terms);

(g) Obligations under the Loan Documents (including Obligations in respect of the Revolving Facility, the Initial Term Facility and any Incremental Facility permitted to be incurred pursuant to Section 2.18), Specified Refinancing Debt permitted to be incurred pursuant to Section 2.22 and Incremental Equivalent Debt permitted to be incurred pursuant to Section 2.23;

(h) customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(i) Indebtedness of the Borrower or any Subsidiary (other than any Foreign IP Subsidiary) that is unsecured; provided that, (x) the aggregate principal amount of such Indebtedness shall not exceed the amount that may be incurred without causing the Total Net Leverage Ratio to exceed 5.00 to 1.00 after giving effect to the incurrence of such Indebtedness (as if such Indebtedness had been incurred on the last day of the most recently completed fiscal quarter of the Borrower ending prior to such date) and (y) such Indebtedness shall be subject to the Required Additional Debt Terms;

(j) Indebtedness of the Borrower that is incurred to finance a Permitted Acquisition; provided that

(i) subject to Section 1.07, no Default or Event of Default then exists or would result immediately after giving pro forma effect to such Permitted Acquisition, the incurrence of such Indebtedness and all transactions related thereto;

(ii) the aggregate principal amount of such Indebtedness shall not exceed the amount that may be incurred without causing the Total Net Leverage Ratio to exceed 5.50 to 1.00 after giving effect to the incurrence of such Indebtedness (as if such Indebtedness had been incurred on the last day of the most recently completed fiscal quarter of the Borrower ending prior to such date);

(iii) after giving pro forma effect to such Permitted Acquisition and all transactions related thereto, Consolidated Adjusted EBITDA for the most recently completed Measurement Period shall be greater than zero;

(iv) such Indebtedness shall be subject to the Required Additional Debt Terms; and

(v) in the case of any such incurred Indebtedness that is secured by a Lien, such Lien does not extend to any property or asset of the Borrower or any of its Subsidiaries that was not subject to the original Lien.

(k) Indebtedness that is assumed in connection with a Permitted Acquisition; provided that

(i) subject to Section 1.07, no Default or Event of Default then exists or would result after giving pro forma effect to such Permitted Acquisition, the assumption of such Indebtedness and all transactions related thereto;

(ii) the Senior Secured Net Leverage Ratio (calculated for purposes of this clause (k)(ii) as if such assumed Indebtedness is secured by a Lien on assets of the Borrower and its Subsidiaries, whether or not such Indebtedness is in fact so secured) after giving effect to such Permitted Acquisition, the assumption of such Indebtedness (as if such Indebtedness had been assumed on the last day of the most recently completed fiscal quarter of the Borrower ending prior to such date) and all transactions related thereto shall be equal to or less than the Senior Secured Net Leverage Ratio immediately prior to giving effect to all such transactions;

(iii) after giving pro forma effect to such Permitted Acquisition and all transactions related thereto, Consolidated Adjusted EBITDA for the most recently completed Measurement Period shall be greater than zero;

(iv) in the case of any such assumed Indebtedness that is secured by a Lien, such Lien does not extend to any property or asset of the Borrower or any of its Subsidiaries that was not subject to the original Lien; and

(v) such assumed Indebtedness was not created or incurred in anticipation of such Permitted Acquisition.

(l) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(l);

(m) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(n) indemnification obligations or similar obligations, or Guarantees, surety bonds or performance bonds securing the performance of the Borrower or any of its Subsidiaries, in each case incurred or assumed in connection with an acquisition or disposition or other acquisition of assets permitted hereunder;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(p) Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(q) Indebtedness in respect of obligations that are being contested in accordance with Section 5.04;

(r) Indebtedness consisting of deferred payments or financing of insurance premiums incurred in the ordinary course of business of the Borrower or any of its Subsidiaries; and

(s) Indebtedness representing severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Borrower and its Subsidiaries incurred in the ordinary course of business or existing on the Third Restatement Effective Date.

Notwithstanding the foregoing, any Indebtedness for borrowed money owed by a Loan Party to a Subsidiary that is not a Loan Party shall be permitted only to the extent subordinated to the Obligations on customary terms reasonably satisfactory to the Administrative Agent.

Section 6.02 Liens

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Third Restatement Effective Date and set forth in Schedule 6.02 and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than improvements thereon or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the Third Restatement Effective Date and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, extensions, renewals or replacements;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Third Restatement Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, extensions, renewals or replacements and by an amount equal to any existing commitments unutilized thereunder;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness that is not prohibited by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary other than additions, accessions, parts, attachments or improvements thereon or proceeds thereof;

(e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(f) the interest and title of a lessor under any lease or sublease entered into by the Borrower or any Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g) in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(h) Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(i) Liens on earnest money deposits of cash or cash equivalents made in connection with any acquisition not prohibited hereunder;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to such institutions with respect to cash management and operating account arrangements;

(k) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any of its Subsidiaries in the ordinary course of business;

(l) Liens created pursuant to the Security Documents (including Liens securing the Revolving Facility, the Initial Term Facility and any Incremental Facility permitted to be secured (and with the priority permitted) pursuant to Section 2.18), Liens securing Specified Refinancing Debt permitted to be secured (and with the priority permitted) pursuant to Section 2.22 and Incremental Equivalent Debt permitted to be secured (and with the priority permitted) pursuant to Section 2.23;

(m) other Liens securing obligations (other than Indebtedness of any Foreign IP Subsidiary) in an aggregate amount at any time outstanding not to exceed the greater of (i) $60,000,000 and (ii) 10% of Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(n) Liens on cash and Cash Equivalents securing letters of credit in an aggregate face amount at any time outstanding not to exceed $100,000,000;

(o) any customary encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar customary arrangement pursuant to any joint venture or similar agreement; and

(p) Liens securing Indebtedness permitted under Section 6.01(j) or (k).

Section 6.03 Fundamental Changes

(a) The Borrower will not, and will not permit any Subsidiary to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(i) any Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii) any Person (other than the Borrower) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity or the surviving entity becoming a Guarantor as part of the transaction);

(iii) any Subsidiary that is not a Loan Party may Dispose of its assets to the Borrower or to another Subsidiary;

(iv) any Loan Party may Dispose of its assets to any other Loan Party;

(v) in connection with any Investment permitted under Section 6.04, any Subsidiary may merge into or consolidate with any other Person, so long as the Person surviving such merger or consolidation shall be a Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity or the surviving entity becoming a Guarantor as part of the transaction);

(vi) subject to compliance with Section 6.04(d), any Loan Party may Dispose of its assets in order to effect any Investment permitted under Section 6.04(d); and

(vii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(viii) any Subsidiary may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, all the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time; provided that, if the applicable Dividing Person is a Loan Party, all of the assets of such Dividing Person shall be held by one or more Loan Parties at such time;

provided that any such any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses substantially of the type conducted by the Borrower and its Subsidiaries on the Third Restatement Effective Date and businesses reasonably related thereto and any Similar Business.

Section 6.04 Investments Loans. Advances Guarantees and Acquisitions

The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each, an “Investment”), except:

(a) Investments in cash and Cash Equivalents;

(b) Investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

(d) Investments made by the Borrower in any Subsidiary, or by any Subsidiary in any other Subsidiary, provided that the aggregate of such Investments made by the Loan Parties in Subsidiaries that are not Loan Parties pursuant to this clause (d) shall not exceed at any one time outstanding the greater of (i) $10,000,000 and (ii) 4% of Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(e) Investments in the form of Indebtedness of, or equity interests in, Foreign Subsidiaries that are not Loan Parties representing consideration for licenses of (i) any non-U.S. Intellectual Property and (ii) any Intellectual Property rights covering or relating solely to jurisdictions outside the United States; provided that the Equity Interests in the Foreign Subsidiary to which such license is granted (or in the parent company of such Foreign Subsidiary, if such parent company does not have any assets other than Indebtedness of, or equity interests in, such Foreign Subsidiary) have been pledged to the Administrative Agent in accordance with Section 5.10(b) and the Loan Parties retain ownership of such Intellectual Property and all rights required for or material to the operation of their businesses in the United States;

(f) Investments received in settlement of debts, claims or disputes owed to the Borrower or any Subsidiary that arose out of transactions in the ordinary course of business;

(g) advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business;

(h) Guarantees constituting Indebtedness permitted by Section 6.01;

(i) subject to Section 1.07, so long as no Default or Event of Default then exists or would result therefrom, the Borrower may make acquisitions and other Investments in an unlimited amount so long as, immediately prior to the consummation of such Investment and after giving pro forma effect to such Investment, the Senior Secured Net Leverage Ratio is not greater than 3.50 to 1.00;

(j) Investments in the form of Swap Agreements permitted under Section 6.11;

(k) subject to Section 1.07, so long as no Default or Event of Default then exists or would result therefrom, the Borrower may make acquisitions and other Investments in an amount not to exceed, in the aggregate for any fiscal year of the Borrower (which unused amounts shall not be permitted to be carried forward to any subsequent fiscal year), the greater of (i) $25,000,000 and (ii) 7% of Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(l) Investments in the form of intercompany payables and receivables or the forgiveness of intercompany payables or receivables owed to the Borrower or any Subsidiary or between any Subsidiaries, in each case, arising from transactions in the ordinary course of business;

(m) subject to Section 1.07, so long as no Default or Event of Default then exists or would result therefrom, the Borrower may make acquisitions and other Investments in an aggregate amount not to exceed the sum of (A) the greater of (i) $150,000,000 and (ii) 50% of Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), and (B) the Available Amount at such time;

(n) the Borrower or any Subsidiary may make Permitted Acquisitions;

(o) Investments existing on the Third Restatement Effective Date and set forth in Schedule 6.04;

Notwithstanding anything to the contrary here or in any other Loan Document, any transfer (including by way of exclusive licenses) of Material Intangible Assets by the Borrower or any Domestic Subsidiary or any other Loan Party to any Person other than the Borrower or a Domestic Subsidiary that is a Loan Party (other than non-exclusive licenses to third parties and to Foreign Subsidiaries, in each case, in the ordinary course of business) shall be permitted only to the extent made to a Person that is not an Affiliate of the Borrower in reliance on Section 6.09(l).

Section 6.05 Restricted Payments

The Borrower will not, and will not permit any of its Subsidiaries to, declare or make any Restricted Payments with respect to the Borrower or any of its Subsidiaries, except:

(i) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any direct or indirect wholly-owned Subsidiary of the Borrower, and any non-wholly-owned Subsidiary may make Restricted Payments to the Borrower or any of its other Subsidiaries and to each other owner of Equity Interests of such Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests;

(ii) the Borrower may declare and make dividends payable solely in additional shares of the Borrower’s Equity Interests;

(iii) the Borrower may repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or, so long as no Default or Event of Default then exists or would result therefrom, make cash settlement payments upon the exercise of warrants to purchase its Equity Interests, or “net exercise” or “net share settle” warrants;

(iv) the Borrower may redeem or otherwise cancel Equity Interests or rights in respect thereof granted to (or make payments on behalf of) directors, officers, employees or other providers of services to the Borrower and the Subsidiaries in an amount required to satisfy tax withholding obligations relating to the vesting, settlement or exercise of such Equity Interests or rights;

(v) the Borrower may make any Restricted Payment that has been declared by the Borrower, so long as (A) such Restricted Payment would be otherwise permitted under clause (ix) of this Section 6.05 at the time so declared (and shall be deemed to be a utilization of such capacity from and after such time) and (B) such Restricted Payment is made within 60 days of such declaration;

(vi) the Borrower may make any repurchase (or deemed repurchase) of Equity Interests pursuant to any accelerated stock repurchase or similar agreement (each, an “ASR Agreement”) publicly announced by the Borrower and specifying the maximum aggregate amount of the stock to be repurchased pursuant to such ASR Agreement (the “Maximum ASR Amount”); provided that, at the time such ASR Agreement is publicly announced, the Maximum ASR Amount would otherwise have been permitted as a Restricted Payment on such date under clause (ix) of this Section 6.05 and shall be deemed to be a utilization of such capacity from and after such time until the repurchases pursuant to such ASR Agreement shall have been completed (up to the Maximum ASR Amount) or such ASR Agreement is terminated prior to the completion thereof, at which time any unused amount under such ASR Agreement shall be available to be used for other Restricted Payments under such clause;

(vii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, management, employees or other eligible service providers of the Borrower or its Subsidiaries, including the repurchase of Equity Interests or rights in respect thereof granted to directors, management, employees or other eligible service providers of the Borrower or its Subsidiaries pursuant to a right of repurchase set forth in any such stock option plans or other benefit plans or agreements in connection with a cessation of service; provided that the aggregate amount of payments made in reliance on this clause (vii) shall not exceed $7,500,000 in any fiscal year on a non-cumulative carryforward basis; provided, however, that such restriction shall not apply to non-cash payments made in connection with an exchange offer program implemented in accordance with such plans or agreement;

(viii) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may make Restricted Payments not otherwise permitted under this Section 6.05 in an amount not to exceed the amount of proceeds of any substantially concurrent issuance of Equity Interests;

(ix) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may declare or make Restricted Payments in an aggregate amount not to exceed the sum of (A) the greater of (i) $15,000,000 and (ii) 5% of Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), and (B) the Available Amount at such time so long as in the case of this clause (B), immediately prior to the consummation of such Restricted Payment and after giving pro forma effect to such Restricted Payment, the Total Net Leverage Ratio is not greater than 5.25 to 1.00;

(x) the Borrower may make any Restricted Payments and/or payments or deliveries in shares of common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) (and cash in lieu of fractional shares) and/or cash pursuant to the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal there-on, making payments due upon required repurchase or redemption thereof and/or making payments and deliveries due upon conversion thereof);

(xi) the Borrower may pay the premium in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction;

(xii) the Borrower may make any Restricted Payments and/or payments or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Warrant Transaction (including, without limitation, making payments and/or deliveries due upon exercise and settlement or termination thereof); and

(xiii) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may declare or make Restricted Payments with the proceeds from substantially concurrent issuances of Equity Interests and Permitted Convertible Indebtedness (other than any Permitted Convertible Indebtedness of the Borrower issued on or prior to the Third Restatement Effective Date).

The Borrower will not, and will not permit any of its Subsidiaries to, make any principal payments on, redeem, repurchase, defease or otherwise acquire or retire, in each case, using any cash or Cash Equivalents prior to any scheduled repayment, sinking fund payment or maturity of any Permitted Convertible Indebtedness; provided that the foregoing prohibition shall not apply to (i) the 2026 Convertible Notes that are outstanding as of the Third Restatement Effective Date or (ii) any other Permitted Convertible Indebtedness, if in the case of this clause (ii), after giving pro forma effect to such principal payment, redemption, repurchase, defeasance or other acquisition or retirement, the Total Net Leverage Ratio is less than or equal to 5.50 to 1.00.

Section 6.06 Restrictive Agreements

The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or of any Subsidiary to Guarantee Indebtedness of the Borrower or any other Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Third Restatement Effective Date identified on Schedule 6.06 (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets of the Borrower or any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, subleases and sublicenses and other contracts restricting the assignment thereof, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness, and (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.

Section 6.07 Transactions with Affiliates

The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among the Borrower and its Subsidiaries and not involving any other Affiliate except as otherwise permitted hereunder), except (a) on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) payment of customary directors’ fees, reasonable out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of the Borrower or any of its Subsidiaries, (c) transactions approved by a majority of the disinterested directors of the Borrower’s board of directors, (d) any transaction with respect to which the aggregate consideration paid, or fair market value of property sold or disposed of, by the Borrower and its Subsidiaries is less than $250,000 individually and $2,500,000 in the aggregate, (e) any Restricted Payment permitted by Section 6.05, any Investment permitted by Section 6.04 and any transaction permitted by Section 6.03, (f) transactions between or among the Borrower and its wholly-owned Subsidiaries not involving any other Affiliate.

Section 6.08 Use of Proceeds

The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.09 Disposition of Property

The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:

(a) Dispositions of (i) obsolete or worn out property in the ordinary course of business and (ii) surplus property and other property no longer used or useful in the business (as determined by the Borrower in good faith);

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions to a Loan Party;

(d) Dispositions that constitute Investments that are permitted under Section 6.04 or Restricted Payments that are permitted under Section 6.05;

(e) Dispositions of (i) any non-U.S. Intellectual Property and (ii) any Intellectual Property rights covering or relating solely to jurisdictions outside the United States, in each case to any foreign Subsidiary so long as the Equity Interests in such foreign Subsidiary (or in the parent company of such foreign subsidiary, if such parent company does not have any assets other than Indebtedness of, or equity interests in, such foreign Subsidiary) have been pledged to the Administrative Agent in accordance with Section 5.10(b) and the Loan Parties retain all rights required for or material to the operation of their businesses in the United States;

(f) Dispositions permitted by clause (iii) or (iv) of Section 6.03(a);

(g) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(h) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Guarantor that is a wholly owned Subsidiary;

(i) the Disposition of other property having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of the Borrower;

(j) the issuance and sale of notes constituting Permitted Convertible Indebtedness pursuant to Section 6.01(i);

(k) early unwind, settlement or termination of any Permitted Bond Hedge Transactions or Permitted Warrant Transactions; and

(l) Dispositions of property to Persons (including (x) the sale or issuance of Equity Interests of a Subsidiary and (y) any sale and leaseback transaction) for fair market value; provided that (A) at least 75% of the total consideration for any such Disposition received by the Borrower and its Subsidiaries shall be in the form of cash or Cash Equivalents; provided that for purposes of the 75% cash consideration requirement, any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration that has been received prior to such time and is then outstanding, not in excess of the greater of (i) $75,000,000 and (ii) 10% of Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) shall be deemed to be cash, (B) no Event of Default then exists or would result from such Disposition, (C) the Borrower shall be in compliance with the then applicable financial covenant(s) set forth in Section 6.10 on a pro forma basis after giving effect to such Disposition and (D) to the extent any such Disposition includes any Material Intellectual Property or other Material Intangible Assets, the Borrower and its Domestic Subsidiaries that are Loan Parties shall in any event retain full ownership of (x) all Material Intellectual Property related to the “Peloton” business, (y) Material Intellectual Property sufficient to operate the connected fitness business and subscription business on a continuing basis and without any material impact thereon and (z) all subscriber and customer lists used and maintained by the Borrower and its Subsidiaries in connection with its connected fitness and/or subscription business; provided, further, for the avoidance of doubt, that the Net Cash Proceeds received from such Dispositions must be reinvested or offered to prepay Term Loans in accordance with Section 2.08(f).

Notwithstanding anything to the contrary, any Disposition or transfer (including by way of exclusive license) of Material Intangible Assets by the Borrower or any Domestic Subsidiary or any other Loan Party to any Person other than the Borrower or a Domestic Subsidiary that is a Loan Party (other than non-exclusive licenses to third parties and to Foreign Subsidiaries, in each case, in the ordinary course of business) shall be permitted only to the extent made to a Person that is not an Affiliate of the Borrower in reliance on Section 6.09(l).

Section 6.10 Financial Condition Covenants

Solely for the benefit of the Revolving Facility,

(a) solely to the extent any Revolving Loan is borrowed or outstanding as of the last Business Day of any week, the Borrower will not, and will not permit any of its Subsidiaries to, permit Total Liquidity, to be less than $250,000,000 on such Business Day; and

(b) solely to the extent any Revolving Loan is borrowed or outstanding as of the last day of any fiscal quarter, the Borrower will not, and will not permit any of its Subsidiaries to, permit “Subscription” revenue of the Borrower and its Subsidiaries (as shown on the income statement of the Borrower and determined on a consolidated basis in accordance with GAAP), to be less than $1,200,000,000 for the most recently completed Measurement Period.

(c) Notwithstanding anything to the contrary in this Agreement (including Article 7), if Revolving Loans are borrowed and outstanding as of the end of any fiscal quarter and the Borrower subsequently delivers financial statements pursuant to Section 5.01(a) or (b), as applicable, for such fiscal quarter that demonstrate that the Borrower was not in compliance with Section 6.10(b) for the most recently completed Measurement Period, then the Borrower shall have the right at any time commencing on the date of delivery of such non-compliant financial statements until the date that is five (5) Business Days after such date of delivery to repay all Revolving Loans that are outstanding at such time, and, upon such repayment in full, the breach of Section 6.10(b) that had occurred shall be deemed cured; provided that notwithstanding the cure of such breach, the Borrower shall not be permitted to borrow any Revolving Loan commencing on the date such non-compliant financial statements were delivered until the next date on which the Borrower delivers financial statements pursuant to Section 5.01(a) or (b), as applicable, that demonstrate that the Borrower is in compliance with Section 6.10(b) for the then most recently completed Measurement Period; provided, further, that the foregoing clause (c) shall not apply to Letters of Credit issued and outstanding, however no Issuing Bank will be required to issue Letters of Credit until the Borrower delivers financial statements pursuant to Section 5.01(a) or (b), as applicable, that demonstrate that the Borrower is in compliance with Section 6.10(b) for the then most recently completed Measurement Period.

Section 6.11 Swap Agreements

Neither the Borrower nor any other Guarantor will enter into any Swap Agreement, other than (a) any Swap Agreement in respect of interest rates that is entered into to hedge or mitigate risks, and not for speculative purposes, in the ordinary course of the Borrower or such Guarantor’s business or in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or such Guarantor, (b) any Swap Agreement in respect of currency exchange rates that is not entered into for speculative purposes, (c) any Permitted Bond Hedge Transaction and (d) any Permitted Warrant Transaction.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or shall fail to Cash Collateralize any Obligation when and as required pursuant to the terms of this Agreement;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall (i) prove to have been incorrect in any material respect on or as of the date made or deemed made and (ii) in the case of any such inaccuracy that is capable of being cured, such inaccuracy shall continue uncured for a period of 30 days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (solely with respect to the Borrower’s existence), Section 5.09 or in Article 6; provided, that a Default under Section 6.10 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to the Term Facilities unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments and declared all amounts outstanding under the Revolving Facility to be due and payable; it being understood and agreed that any breach of Section 6.10(b) is subject to cure as provided in Section 6.10(c);

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (w) any requirement to, or any offer, to repurchase, prepay or redeem Indebtedness of a Person acquired in an acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such acquisition, so long as such requirement is satisfied at the time of such acquisition, (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any redemption, repurchase, conversion or settlement with respect to any convertible debt instrument (including any termination of any related Swap Agreement) pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (z) an early payment requirement, unwinding or termination with respect to any Swap Agreement except (i) an early payment, unwinding or termination that results from a default or non-compliance thereunder by the Borrower or any Subsidiary, or another event of the type that would constitute an Event of Default or (ii) an early termination of such Swap Agreement by the counterparty thereto; provided further that this clause (g) shall not apply to any Permitted Convertible Indebtedness to the extent such event or condition occurs as a result of (x) the satisfaction of a conversion contingency, (y) the exercise by a holder of Permitted Convertible Indebtedness of a conversion right resulting from the satisfaction of a conversion contingency or (z) a required repurchase under such Permitted Convertible Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) except as may otherwise be permitted under Section 6.03, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against the Borrower, any Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment and such action shall not be stayed;

(l) one or more ERISA Events shall have occurred, other than as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority (subject to Liens permitted by Section 6.02) to be created thereby, then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, (x) the Administrative Agent may, and at the request of the Required Revolving Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) cash collateralize any outstanding Letters of Credit in accordance with Section 2.10(i) and (iii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, and (y) the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) cash collateralize any outstanding Letters of Credit in accordance with Section 2.10(i) and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8

THE AGENTS

Section 8.01 Appointment of Administrative Agent

JPMorgan Chase Bank, N.A. is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes JPMorgan Chase Bank, N.A. to act as Administrative Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 8 are solely for the benefit of the Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. As of the Effective Date, the Restatement Effective Date, the Second Restatement Effective Date and the Third Restatement Effective Date, none of the Arrangers in such capacity shall have any obligations but shall be entitled to all benefits of this Article 8. The Arrangers may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.

Section 8.02 Powers and Duties

Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks, and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 8.03 General Immunity

(a) No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, the Revolving Credit Exposures or the component amounts thereof or any Dollar Equivalent.

(b) No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders or Required Revolving Lenders, as applicable (or such other Lenders as may be required to give such instructions under Section 9.02), and, upon receipt of such instructions from Required Lenders or Required Revolving Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders or Required Revolving Lenders, as applicable (or such other Lenders as may be required to give such instructions under Section 9.02).

(c) The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall have obligations only to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d) No Agent or its Affiliates shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Lenders.

Section 8.04 Administrative Agent Entitled to Act as Lender

The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 8.05 Lenders’ Representations, Warranties and Acknowledgment

(a) Each Lender and Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon any Agent or any other Lender or Issuing Bank, or any other Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to the Third Restatement, an Assignment and Assumption or a Joinder Agreement and funding its Loans on or after the Third Restatement Effective Date or by the funding of any New Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Issuing Bank or Lender, as applicable on the Third Restatement Effective Date or as of the date of funding of such New Loans.

Section 8.06 Right to Indemnity

Each Lender, in proportion to its Applicable Percentage or, in the case of any Term Lender, in proportion to its Term Loans, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Applicable Percentage thereof or, in the case of any Term Lender, the percentage thereof in proportion to its Term Loans; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 8.07 Successor Administrative Agent

The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 and Section 9.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Section 8.08 Guaranty and Security Documents

(a) Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty and the Loan Documents. Subject to Section 9.02, without further written consent or authorization from any Lender, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 9.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented.

(b) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty or the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent, for the benefit of the Lenders in accordance with the terms hereof and thereof.

(c) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding or subject to any pending draw, upon request of the Borrower, the Administrative Agent shall take such actions as shall be required to release all guarantee obligations provided for in and Liens created by any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 8.09 Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Agent, each Arranger, the Borrower and their respective Affiliates, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of sub-section (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the Collateral or the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.10 Withholding Taxes

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.11 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim

In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, The Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.09 and 9.03 allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 9.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 9.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or the Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.12 Flood Laws

The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under applicable Flood Laws. The Administrative Agent, as administrative agent and collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, the Administrative Agent reminds each Lender and Participant in the Facilities that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the Facilities) is responsible for assuring its own compliance with the flood insurance requirements.

Section 8.13 Borrower Communications

(a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Third Restatement Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(d) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at:

Peloton Interactive, Inc.

441 Ninth Avenue, 6th Floor

New York, NY 10001

Attention: Chief Financial Officer and Treasurer

Email: liz.coddington@onepeloton.com and

michael.stanton@onepeloton.com, with a copy to

notices@onepeloton.com

(ii) if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower;

(iii) if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A. at:

383 Madison Avenue

Floor 22

New York, New York 10017

zachary.k.klayman@jpmorgan.com

(iv) if to any Issuing Bank, to it at the address separately provided to the Borrower or provided by notice to the other parties hereto;

(v) if to any other Lender, to it at its address, telecopy number or email address set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Borrower, any Loan Party, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished using Approved Electronic Platforms or Approved Borrower Portals, in each case pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders and the Issuing Banks by posting the Communications on Debt Domain, IntraLinks, Syndtrak, ClearPar or another similar electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”

(e) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Third Restatement Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(f) THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(g) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or each Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(h) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(i) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02 Waivers; Amendments

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.11(b) and Section 9.02(c) below, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) amend the definition of “Applicable Percentage” without the consent of each Lender, or extend or increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment, modification or waiver of any financial covenant in this Agreement (including the component definitions thereof) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 9.02(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(c), (iv) change Section 2.15(b), Section 2.15(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of any Guaranty or release all or substantially all of the Collateral, without the written consent of each Lender, except to the extent the release of any Guarantor or the Collateral is permitted pursuant to Article 8 or Section 9.17 (in which case such release may be made by the Administrative Agent acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) waive any condition set forth in Section 4.02, or, in the case of any Loans made on the Third Restatement Effective Date, Section 4.01 (other than as it relates to the payment of fees and expenses of counsel), without the written consent of each Lender, (viii) change the form of payment of any principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder that is payable in cash to payment in kind or any other form of payment, without the consent of each Lender directly affected thereby, (ix) change Section 9.21 without the written consent of each Lender. Notwithstanding anything to the contrary herein, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be or (x) incur Indebtedness under this Agreement for the primary purpose of influencing the voting thresholds set forth herein without the prior written consent of each Lender.

(c) This Agreement may be amended as contemplated by (i) Section 2.18 to effect New Term Commitments, a Term Commitment Increase or New Revolving Commitments pursuant to a Joinder Agreement with the consent only of the Administrative Agent, the Borrower and in the case of New Term Commitments or a Term Commitment Increase, the New Term Lenders or, in the case of New Revolving Commitments, the Revolving Commitment Increase Lender, (ii) Section 2.21 to effect Extended Commitments and/or Extended Loans pursuant to an Extension Permitted Amendment with the consent only of the Administrative Agent, the Borrower and the Extending Lenders providing such Extended Commitments and/or Extended Loans and (iii) Section 2.22 to effect Specified Refinancing Debt pursuant to a Refinancing Amendment with the consent only of the Administrative Agent, the Borrower and the lenders or investors providing such Specified Refinancing Debt. If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. Any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by the Borrower, the Administrative Agent and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section as if such Class of Lenders were the only Class of Lenders hereunder at the time.

Section 9.03 Expenses; Indemnity; Limitation of Liability

(a) Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, disbursements and other charges of counsel for the Administrative Agent in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) costs, expenses, assessments and other charges incurred by any Lender in connection with any filing, registration, recording, or perfection of any security interest contemplated by this Agreement, (iii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including, without limitation, the fees, disbursements and other charges of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Limitation of Liability. To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrower shall indemnify the Administrative Agent, the Arrangers, any Issuing Bank and each Lender, and each Related Party, successor, partner, representative or assign of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available, (x) with respect to Taxes and amounts relating thereto (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the indemnification for which shall be governed solely and exclusively by Section 2.14, or (y) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(d) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent and the applicable Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in their capacity as such; provided, further, that, notwithstanding anything to the contrary herein, no Lender shall be liable for any portion of any such unreimbursed expenses or indemnified loss, claim, damage, liability or related expense, as the case may be, of the Administrative Agent and/or the Issuing Banks (or, in each case, any Affiliate thereof) as a result of the bad faith, gross negligence or willful misconduct of the relevant Person or Persons, as determined by a court of competent jurisdiction by a final or non-appealable judgment.

(e) Without limiting in any way the indemnification obligations of the Borrower pursuant to Section 9.03(c) or of the Lenders pursuant to Section 8.06, to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or the Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to the Borrower or an Affiliate thereof or any Disqualified Lender; provided that such list of Disqualified Lenders shall not be published in any format and shall be made available only to Lenders, Participants, prospective Lenders or Participants and prospective assignees to the extent requested) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment of any Class, participations in Letters of Credit and the Loans of any Class at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (1) to a Lender, an Affiliate of a Lender or an Approved Fund or (2) (I) in the case of any assignment of Revolving Commitments or Revolving Loans, (x) if an Event of Default, other than an Event of Default under clause (a), (b), (h) or (i) of Article 7, has occurred and is continuing, to any assignee that is regulated bank or other regulated financial institution (including Chase Lincoln First Commercial Corporation) or any subsidiary of a regulated bank or other regulated financial institution (including Chase Lincoln First Commercial Corporation) or (y) if an Event of Default under clause (a), (b), (h) or (i) of Article 7 has occurred and is continuing, to any other assignee (other than a Disqualified Lender), or (II) in the case of any assignment of Term Loans, if an Event of Default under clause (a), (b), (h) or (i) of Article 7 has occurred and is continuing, to any other assignee (other than a Disqualified Lender); and provided further that the Borrower shall be deemed to have consented to any such assignment of Revolving Commitments and Revolving Loans unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof, and the Borrower shall be deemed to have consented to any such assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender, or an Approved Fund; and

(C) each Issuing Bank, provided that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to the Borrower under clause (a), (b), (h) or (i) of Article 7 and (y) such Issuing Bank has no outstanding Letters of Credit at such time.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000) and the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or a greater amount that is an integral multiple of $1,000,000), in each case unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, in the case of any assignment of Revolving Commitments and Revolving Loans, or if an Event of Default under clause (a), (b), (h) or (i) of Article 7 has occurred and is continuing, in the case of any assignment of Term Loans;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, in each case together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party, (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), (iii) any natural person or (iv) any Disqualified Lender; and

(F) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans of each applicable Class in accordance with its Applicable Class Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 9.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Subject to Section 9.04(e), any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 9.04(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v) Upon its receipt of a (x) duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.15(d) or Section 8.06, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of, or notice to the Borrower or the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof or any Disqualified Lender (provided that such list of Disqualified Lenders shall not be published in any format and shall be made available only to Lenders, Participants, prospective Lenders or Participants and prospective assignees to the extent requested)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment of any Class and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Participants entitled to the benefits of Sections 2.12, 2.13 and 2.14 are entitled to such benefits subject to the requirements and limitations therein, including the requirements under Section 2.14(f) and Section 2.14(g) (it being understood that the documentation required under Section 2.14(f) and Section 2.14(g) shall be delivered to the participating Lender).

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations and except if to the Borrower upon the Borrower’s request to the extent such Lender shall agree. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in (other than to a Disqualified Lender) all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) The Borrower shall have the right (i) at the sole expense of any Lender that is a Disqualified Lender, to seek to replace such Disqualified Lender or other Lender as a Lender by causing such Lender to (and such Lender shall be obligated to) assign (without recourse) any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more Eligible Assignees; provided that (1) the Administrative Agent shall not have any obligation to the Borrower to find such a replacement Lender and (2) the assignee shall pay to such Disqualified Lender or other Lender concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Commitments and/or Loans so assigned and (y) the amount that such Disqualified Lender or other Lender paid to acquire such Commitments and/or Loans, in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)), or (ii) to prepay any Loans held by such Disqualified Lender or other Lender, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Commitments and/or Loans so prepaid and (y) the amount that such Disqualified Lender or other Lender paid to acquire such Loans, (in each case without interest thereon), and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part. In connection with any such replacement, (1) if the Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which the Disqualified Lender shall be paid by the assignee Lender the amount required pursuant to this Section 9.04(e), then such Disqualified Lender or other Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified Lender or other Lender, and the Administrative Agent shall record such assignment in the Register, and (2) each Lender that is a Disqualified Lender agrees to disclose to the Borrower and the Administrative Agent the amount it paid to acquire the Commitments and/or Loans held by it. The

Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment or participation to a Disqualified Lender. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender, Eligible Assignee or Participant or prospective Lender, assignee or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information (including Information), to any Disqualified Lender.

(f) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower on a non-pro rata basis through a customary “Dutch auction” open to all Lenders holding the Term Loans of the relevant Class on a pro rata basis without the consent of the Administrative Agent; provided that:

(i) any Term Loans acquired by the Borrower shall be retired and cancelled immediately upon the acquisition thereof and upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.07(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii) in connection with any assignment effected pursuant to a “Dutch auction”, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund such assignment, (B) no Default or Event of Default exists at the time of acceptance of bids for the “Dutch auction” and (C) the assigning Lenders waive any rights to bring actions against the Administrative Agent in connection therewith;

(iii) the Borrower and the assigning Lender shall have executed an Assignment and Assumption (it being understood that such Assignment and Assumption shall not be required to include any representation from the Borrower that, as of the date of any such purchase or assignment, it is not in possession of material non-public information).

The Administrative Agent shall not be required to serve as auction agent for, or have any other obligations to participate in (other than mechanical administrative duties), or facilitate any, “Dutch auction” unless it is reasonably satisfied with the terms and restrictions of such “Dutch auction”.

Section 9.05 Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding or subject to any pending draw and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14 and Section 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Signatures

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (1) to the extent the

Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (2) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (a) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (b) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (c) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (d) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07 Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 9.09 Governing Law: Jurisdiction; Consent to Service of Process

(A) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN (OR, IN THE EVENT SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN) AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD PARTY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT SHALL (I) AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER, ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, (ii) WAIVE ANY STATUTORY, REGULATORY, COMMON LAW, OR OTHER RULE, DOCTRINE, LEGAL RESTRICTION, PROVISION OR THE LIKE PROVIDING FOR THE TREATMENT OF BANK BRANCHES, BANK AGENCIES, OR OTHER BANK OFFICES AS IF THEY WERE SEPARATE JURIDICAL ENTITIES FOR CERTAIN PURPOSES, INCLUDING UNIFORM COMMERCIAL CODE SECTIONS 4-106, 4-A-105(1)(B), AND 5-116(B), UCP 600 ARTICLE 3 AND ISP98 RULE 2.02, AND URDG 758 ARTICLE 3(A), OR (III) AFFECT WHICH COURTS HAVE OR DO NOT HAVE PERSONAL JURISDICTION OVER THE ISSUING BANK OR BENEFICIARY OF ANY LETTER OF CREDIT OR ANY ADVISING BANK, NOMINATED BANK OR ASSIGNEE OF PROCEEDS THEREUNDER OR PROPER VENUE WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO SUCH LETTER OF CREDIT WITH, OR AFFECTING THE RIGHTS OF, ANY PERSON NOT A PARTY TO THIS AGREEMENT, WHETHER OR NOT SUCH LETTER OF CREDIT CONTAINS ITS OWN JURISDICTION SUBMISSION CLAUSE.

(C) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(D) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.10 Waiver Of Jury Trial

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, and agents, including accountants, legal counsel and other professionals, experts or advisors, or to any credit insurance provider relating to the Borrower and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) to the extent requested by any rating agency or regulatory authority, examiner regulating banks or banking, or other self-regulatory authority having or claiming oversight over the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates, (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable laws or regulations or by any subpoena or similar legal process based on the advice of counsel (in which case the Administrative Agent, such Issuing Bank or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrower promptly thereof), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or (C) is independently developed by the Administrative Agent, an Issuing Bank or a Lender or (ix) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Issuing Banks and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Letters of Credit and the Loans. For the purposes of this Section, “Information” means all memoranda or other information received from or on behalf of the Borrower relating to the Borrower or its business that is clearly identified by the Borrower as confidential, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(A) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NONPUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NONPUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(d) For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 9.13 Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 No Advisory or Fiduciary Responsibility

In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent, the Arrangers, any Issuing Bank, nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers, any Issuing Bank, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Arrangers, any Issuing Bank or any Lender, on the one hand, and the Borrower, any of its Subsidiaries, or their respective stockholders or affiliates, on the other.

Section 9.15 Erroneous Payments

(1) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the

Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.15 shall be conclusive, absent manifest error.

Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 9.16 USA PATRIOT Act

Each Lender and each Issuing Bank that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or such Issuing Bank to identify the Borrower and each Guarantor in accordance with the USA Patriot Act. The Borrower and each Guarantor shall, promptly following a request by the Administrative Agent, any Issuing Bank or any Lender, provide all documentation and other information that the Administrative Agent, such Issuing Bank or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 9.17 Releases of Guarantors and Liens

(a) In the event that all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Subsidiaries in a transaction permitted under this Agreement or in the event that a Guarantor ceases to be a Subsidiary, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of such Guarantor and to release the Collateral owned by such Guarantor from the Liens created by the Security Documents (it being understood that no Guarantor shall be released from its Guarantee solely as a result of a failure of such Guarantor to be a wholly owned Subsidiary of the Borrower if (i) any transfer of the Equity Interests in such Guarantor is to an Affiliate of the Borrower or any Subsidiary other than for a bona fide business purpose or (ii) there is no bona fide business purpose for the transaction that otherwise would result in such release).

(b) In the event that any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party to a Person other than the Borrower or its Subsidiaries in a transaction permitted under Section 6.09 of this Agreement, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to release the Liens created by the Security Documents on such Collateral.

(c) At such time as all Obligations (other than inchoate indemnity obligations and obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding or subject to any pending draw, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

Section 9.18 Acknowledgement Regarding Any Supported QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in. and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.19 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 9.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary herein or in any other Loan Document, each Borrower, each Lender and the Administrative Agent (each, an “Acknowledging Party”) acknowledges that any liability of any Lender that is an Affected Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured and solely relates to the Loans and not to any other Person, including any other party hereto or any other Loan Document (and not to any other obligations), to such Acknowledging Party (all such liabilities, the “Covered Liabilities”) may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers to any Covered Liability arising hereunder or under any other Loan Document which may be payable to it by any Lender party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such Covered Liability;

(ii) a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such Covered Liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Notwithstanding anything to the contrary herein, nothing contained in this Section 9.20 shall modify or otherwise alter the rights or obligations under this Agreement or any other Loan Document of any Person party hereto (other than an Acknowledging Party to the extent set forth in this Section 9.20) or with respect to any liability that is not a Covered Liability.

Section 9.21 Agreement as to Certain Amendments.

For the benefit of each Agent and each Lender, the Borrower and each Lender (including Lenders constituting the Required Lenders) and their successors and assigns hereby agree not to (and the Lenders (including Lenders constituting the Required Lenders) hereby instruct the Administrative Agent not to) enter into any amendment, waiver or consent in respect of this Agreement, any other Loan Document or any provision hereof or thereof that shall (x) subordinate the Liens on any of the Collateral that secures the Obligations to any other Indebtedness for borrowed money, (y) contractually subordinate the right of payment of the Obligations to the right of payment of any other Indebtedness for borrowed money, or (z) amend any provision of this Section 9.21, in each case, without the written consent of each Lender.

[Remainder of page intentionally left blank; signature pages intentionally removed]

169